UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KB HOME
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Dear Fellow Stockholder:
Together with the Board of Directors and the management team of KB Home, I am pleased to invite you to our 2017 Annual Meeting of Stockholders. The meeting will be held at 9:00 a.m., Pacific Time, on Thursday, April 13, 2017, at our Corporate Office, which is located at 10990 Wilshire Boulevard in Los Angeles, California.
2016 in Review
Overall, 2016 was a strong year for KB Home, as we generated healthy growth in revenues, profitability and returns. As a result, our stock was one of the top performers in our industry group for the year.
Housing market conditions remained favorable and relatively stable throughout 2016, continuing along a path of steady, but moderate, growth. Demand continued to be fueled by a combination of positive demographic and economic factors, while supply remained limited, with housing starts below historically normalized levels and existing home inventory generally insufficient to meet demand.
Despite this modest housing environment, we produced a strong acceleration in our results with 25% growth in net income and 32% growth in diluted earnings per share. We delivered 9,829 homes in 2016, a 20% increase from 2015, which was the primary driver behind our 23% year-over-year growth in housing revenues. With solid operational execution, we leveraged our revenue growth, resulting in an 18% year-over-year increase in pretax income to $149 million. Our performance also generated improvements in both our return on invested capital and return on equity.
We operate our business using a balanced approach to the continued growth of our Company and further improvement in our returns, both of which are important to our long-term success. With our growth in profits and improving returns last year, we internally generated a significant level of cash. In 2016, our strong cash flow enabled us to invest nearly $1.4 billion in land acquisition and development, complete an opportunistic repurchase of approximately $86 million of our common stock early in the year at prices well below book value, and continue to pay our quarterly dividend.
We increased our year-over-year net order value by 17% to $3.8 billion in 2016, as our net orders rose 11% to 10,283. Our strong net order growth contributed to our year-end backlog value expanding by 19% to $1.5 billion, our highest year-end level in a decade.

Homes Delivered
12,500
10,000
7,500
5,000
up 38%
in
3 years
2014
7,215
2015
8,196
2016
9,829

Housing Revenues
(millions)
$4,500
$3,250
$2,000
up 72%
in
3 years
2014
$2,369.6
2015
$2,908.2
2016
$3,575.5

Pretax Income
(millions)
up 289%
in
3 years
$175
$125
$75
2014
$94.9
2015
$127.0
2016
$149.3

Book Value per Share
$23
$19
$15
up 216%
in
3 years
2014
$17.36
2015
$18.32
2016
$20.25

For additional details on our 2016 performance as well as our outlook for 2017 and related business risk factors, please refer to our Annual Report on Form 10-K for the fiscal year ended November 30, 2016.
Last year was notable for both the solid performance we achieved across our key financial and operational metrics, and the foundation we laid for 2017 and beyond. During the year, we established new three-year goals, reflecting our strategy of expanding scale in our served markets, increasing operating margins and improving asset efficiency to drive higher revenues, profitability and returns. We believe this strategy will also result in stronger cash flows to support our objectives of reducing our debt balance and improving our leverage ratio. We have a roadmap in place, and we are making progress on our goals. In January 2017, we completed the early redemption of $100 million of our senior notes using internally generated cash, marking the initial step in our commitment to reducing both our debt and our leverage ratio.
In 2016, we also continued our leadership in sustainability. We constructed our 100,000th ENERGY STAR® certified home, and were recognized by the U.S. Environmental Protection Agency (EPA) for achieving this significant milestone. We also received our sixth consecutive Sustained Excellence award, third Climate Communications award, second WaterSense® Sustained Excellence award, and 17 ENERGY STAR Certified Homes Market Leader awards from the EPA, acknowledging our work in building high-efficiency homes that will help lower the total cost of ownership for our customers.
Technology and innovation were also at the forefront for us last year. We were proud to team up with a distinguished group of experts on an initiative called the Greenbuild KB Home ProjeKt. We built a demonstration model home that, through its structure and design, explored how people will want to live in the future. The model received much acclaim while on display at the 2016 Greenbuild Show and Expo.
On a final note, we made a transition in our financial services business in 2016, and established a new joint venture with Stearns Lending to provide mortgage banking services to our homebuyers. The transition is progressing well and we are enthusiastic about the opportunity to provide a higher level of customer service, better consistency and, eventually, an additional income stream for our Company.
In Closing
In 2017, we celebrate the 60th anniversary of the founding of KB Home. It will be a year of reflection on our rich history and legacy, and another year of moving forward, as we continue to grow our business, revenues, profitability and returns.
We remain committed to increasing stockholder value, and thank you for your continued support of KB Home. We hope to see you on April 13.

JEFFREY T. MEZGER
Chairman, President and Chief Executive Officer
March 3, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Pacific Time, on Thursday, April 13, 2017.

Location	KB Home Corporate Office, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

Items of Business	(1) Elect nine directors, each to serve for a one-year term.
(2) Advisory vote to approve named executive officer compensation.
(3) Advisory vote on frequency of the named executive officer compensation advisory vote.
(4) Ratify Ernst & Young LLP’s appointment as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2017.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date	You are entitled to vote at the meeting and at any adjournment or postponement of the meeting if you were a stockholder on February 10, 2017.

Voting
Please vote as soon as possible, even if you plan to attend the meeting, to ensure your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via the Internet, telephone or mail. If your shares are held by a broker or financial institution, you must vote your shares using a method the broker or financial institution provides.

Attending the Meeting
Only stockholders on February 10, 2017, authorized proxy holders of such stockholders and invited guests of the Board of Directors (“Board”) may attend the meeting in person. Picture identification and an admission ticket will be required to attend. The accompanying Proxy Statement describes how to request an admission ticket. We must receive written ticket requests by March 31, 2017.

Annual Report
Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2016 (“Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate these materials will first be made available on or about March 3, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 13, 2017: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
WILLIAM A. (TONY) RICHELIEU
Vice President and Corporate Secretary
Los Angeles, California
March 3, 2017

KB HOME 10990 Wilshire Boulevard Los Angeles, CA 90024 (NYSE:KBH)

PROXY STATEMENT
Your Board is furnishing this Proxy Statement and a proxy/voting instruction form or a Notice of Internet Availability, as applicable, to you to solicit your proxy for our 2017 Annual Meeting of Stockholders (“Annual Meeting”). We anticipate these proxy materials will first be made available on or about March 3, 2017. Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described under “Annual Meeting, Voting and Other Information.”

ANNUAL MEETING OVERVIEW

This overview provides a brief summary of the items of business for the Annual Meeting. Please review the more detailed information in this Proxy Statement and our Annual Report before voting.

Items of Business	Key Meeting Information

➢ ➢ ➢ ➢
Elect nine directors, each to serve for a one-year term.
Advisory vote to approve named executive officer (“NEO”) compensation.
Advisory vote on frequency of the NEO compensation advisory vote.
Ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending November 30, 2017.
Date Time Location To Attend
Thursday, April 13, 2017.
9:00 a.m., Pacific Time.
KB Home Corporate Office
Los Angeles, CA 90024.
You must request an admission ticket to attend the Annual Meeting in person. We must receive written ticket requests by March 31, 2017, as described under “Admission to the Annual Meeting.”

Board of Directors Nominees
As discussed under “Election of Directors,” below are the nominees for election to the Board at the Annual Meeting.

Name	Year First Elected	Primary Occupation	Committee Membership
Timothy W. Finchem	2005	Board Chair, The First Tee; Former PGA TOUR Commissioner	MDCC NCGC (Chair)
Dr. Stuart A. Gabriel	2016	Director, Richard S. Ziman Center for Real Estate at UCLA; and Professor of Finance and Arden Realty Chair, UCLA Anderson School of Management	ACC
Dr. Thomas W. Gilligan	2012	Director, Hoover Institution on War, Revolution and Peace	ACC NCGC
Kenneth M. Jastrow, II	2001	Former Chairman and CEO, Temple-Inland Inc.	MDCC (Chair)
Robert L. Johnson	2008	Founder and Chairman, The RLJ Companies	MDCC NCGC
Melissa Lora	2004	President, Taco Bell International	ACC (Chair) MDCC
Jeffery T. Mezger	2006	Chairman, President and Chief Executive Officer (“CEO”), KB Home	N/A
Robert L. Patton, Jr.	2015	Partner, Guggenheim Baseball Management LLC	ACC NCGC
Michael M. Wood	2014	Founder and Chairman, Redwood Investments LLC	ACC NCGC
Committee Key: “ACC”=Audit and Compliance; “MDCC”=Management Development and Compensation; “NCGC”=Nominating and Corporate Governance

Your Board recommends a vote “FOR” the election of each director nominee

Advisory Vote to Approve NEO Compensation
As shown below, and as discussed under “Compensation Discussion and Analysis,” we believe we have a strong alignment of our executive compensation with performance that supports advisory approval of our NEOs’ 2016 fiscal year compensation.

2016 Key Financial Results	Total Revenues Homebuilding Operating Income Total Pretax Income Net Income	ñ	19% 10% 18% 25%	• 2016 Fiscal Year Total Stockholder Return (“TSR”): 13% • 2016 CEO Compensation Increased 1% Year Over Year • 90% of 2016 CEO Compensation Performance-Based • 2016 Say-On-Pay Result: 95% Approval
2016 Key Operating Results	Annual Net Orders Year-End Backlog Value	ñ	11% 19%

Stockholder Returns	Common Stock Repurchases Cash Dividends		$85.9M $8.6M

CEO Compensation-TSR Alignment

$11,000
$9,000
$7,000
$5,000
$3,000
CEO Compensation
$250.00
$230.00
$210.00
$190.00
$170.00
$150.00
$130.00
$110.00
$90.00
$70.00
$50.00
Indexed TSR

	2012	2013	2014	2015	2016
Pay ($000s)	$5,593	$7,001	$10,349	$8,857	$8,957
Indexed TSR	$198.00	$243.00	$245.00	$198.00	$224.00

Your Board recommends an advisory vote “FOR” approval of NEO compensation
Advisory Vote on Frequency of the NEO Compensation Advisory Vote
As discussed under “Advisory Vote on Frequency of the Named Executive Officer Compensation Advisory Vote,” the Board believes it is appropriate for the NEO compensation advisory vote to continue to be held annually, though you have the option to vote for an annual, biennial or triennial frequency.

Your Board recommends an advisory vote for an “ANNUAL” NEO compensation advisory vote
Independent Auditor Appointment
As discussed under “Audit Matters,” we are seeking stockholder ratification of the Audit and Compliance Committee’s appointment of Ernst & Young LLP as our Independent Auditor for the fiscal year ending November 30, 2017.

Your Board recommends a vote “FOR” ratifying Ernst & Young LLP’s appointment

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board is elected by our stockholders to oversee the management of our business and to assure that our stockholders’ long-term interests are being served. The Board carries out this role subject to Delaware law (our state of incorporation), and in accordance with our Corporate Governance Principles. The Board held five meetings during 2016.

Corporate Governance Highlights
• All directors are independent, except our CEO, and elected annually under a majority voting standard.	• There is Board-level oversight of our political contributions.
• Our three standing Board committees are entirely composed of independent directors.	• All directors, senior executives and employees must comply with the standards of conduct in our Ethics Policy.
• Non-employee directors meet in executive sessions at each in-person Board meeting, and any non-employee director can request additional executive sessions.	• Each director attended at least 75% of the meetings of the Board and Board committees on which they served during 2016, except Mr. Patton.
• All directors, senior executives and employees are prohibited from pledging or hedging their holdings of our securities.	• We expect all directors to attend our annual meeting of stockholders. All directors serving at the time attended our 2016 Annual Meeting of Stockholders on April 7, 2016.
• Directors and senior executives are subject to strong stock ownership requirements.	• We have one class of voting securities and no supermajority voting requirements (except as provided by Delaware law).
Board Leadership
The Board believes that having an independent director serve as Chairman or Lead Independent Director is the most appropriate Board leadership structure to effectively carry out its role and responsibilities. In August 2016, the non-employee directors elected Mr. Mezger, our CEO, to the additional position of Chairman, succeeding Mr. Stephen F. Bollenbach. The Board also elected Mr. Bollenbach as Lead Independent Director and established the position’s duties, which are listed below and are designed to maintain the Board’s steady independent oversight of our business. The non-employee directors determined that with Mr. Mezger’s fundamental understanding of our business model, consistently strong operational leadership and dedicated service as a director since 2006, his election as Chairman would further enhance the execution of our core strategies to achieve our long-term growth goals, with Board governance balanced by having a robust Lead Independent Director.

Lead Independent Director Duties
• Preside at all meetings of the Board at which the Chairman is not present, and at all executive sessions of the non-employee directors.
• Serve as liaison between the Chairman and the non-employee directors.
• Consult with the Chairman, Board committee chairs and other non-employee directors (as appropriate) regarding meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items, and regarding the content and flow of information to the Board.

• Organize and preside at meetings of the non-employee directors at any time and for any purpose.
• Provide Board leadership if there is (or there is perceived to be) a conflict of interest with respect to the role of a Chairman who is also the Chief Executive Officer.
• If requested by major stockholders, being available to them for consultation and communication as appropriate.
• Any such additional responsibilities, duties and functions as set forth in our Corporate Governance Principles or By-Laws, or as may otherwise be determined by the Board from time to time.
Mr. Bollenbach passed away in October 2016. In November 2016, the Board elected Ms. Lora as Lead Independent Director.
Director Independence
We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any direct or indirect material commercial or charitable relationship with us based on all relevant facts and circumstances. The Board makes independence determinations from information supplied by directors, director nominees and other sources, the Nominating and Corporate Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles that are consistent with New York Stock Exchange (“NYSE”) listing standards. The Board has determined that, other than Mr. Mezger, all directors who served in 2016 and all director nominees are independent. In making its independence determinations, the Board found that Mr. Wood’s independence was not impaired by, and he did not have a direct or indirect material interest in, our receipt of consulting services and research data in 2016 from a firm in which he owns a <1% passive equity interest.
Board Committee Information
The Board has three standing committees — Audit and Compliance (“Audit Committee”); Management Development and Compensation (“Compensation Committee”); and Nominating and Corporate Governance (“Nominating Committee”) — to which it has delegated various duties. The Board appoints the members of and has adopted a charter for each committee. At each regular Board meeting, the committee chairs report to the Board on their particular committee’s activities. The Board and each committee conduct an annual evaluation of their respective performance. Each committee member served during all of 2016, other than Dr. Gabriel, who joined the Audit Committee upon his election to the Board at the 2016 Annual Meeting of Stockholders, and Mr. Bollenbach, who served on his respective committees until his death in October.

	Audit Committee		Compensation Committee		Nominating Committee
Members	Lora (Chair) Gabriel Gilligan	Patton Wood	Jastrow (Chair) Bollenbach Finchem	Johnson Lora	Finchem (Chair) Bollenbach Gilligan	Johnson Patton Wood
FY2016 Meetings	6		6		5
Key Duties
– Oversees our corporate accounting and reporting practices and audit process, including our Independent Auditor’s qualifications, independence, retention, compensation and performance.
– Is authorized to approve our incurring, guaranteeing or redeeming debt, and our entry into certain transactions.

– Evaluates and determines our CEO’s compensation.
– Determines the compensation of our CEO’s direct reports.
– Oversees an annual review of leadership development and workforce succession plans at all management levels, including for the CEO.
– Evaluates and recommends non-employee director compensation and benefits.

– Oversees our corporate governance policies and practices.
– Reviews “related party transactions,” as discussed below.
– Oversees annual Board and committee performance evaluations.
– Identifies, evaluates and recommends qualified director candidates to the Board.

Other Items
– Each member is financially literate. Ms. Lora, Dr. Gabriel, Dr. Gilligan and Mr. Wood are each an “audit committee financial expert,” per NYSE listing standards and Securities and Exchange Commission (“SEC”) rules.
– It is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
– The Board determined that Dr. Gabriel’s simultaneous service on the audit committees of three other public companies does not impair his ability to serve effectively on the Audit Committee.

– Each member is a “non-employee director” under SEC rules and an “outside director” under Internal Revenue Code (“Code”) Section 162(m).
– Is assisted with its duties by our management and an outside consultant, Frederic W. Cook & Co., Inc. (“FWC”).
– May delegate its duties to our management, except the authority to grant equity-based awards, or to a Board subcommittee.

– Regularly evaluates the skills and characteristics of current and potential directors, and identified for each individual the Board has nominated for election at the Annual Meeting certain specific skills and qualifications that led to the Board’s determination that each such nominee should serve as a director, as described under “Election of Directors.”

			Compensation Committee Interlocks and Insider Participation None of our directors or executive officers had any relationship that would constitute a “compensation committee interlock” under SEC rules.

Board Role in Risk Oversight
As described below, the Board oversees our management’s plans, policies and processes for identifying, assessing and addressing business risks while advancing our strategic goals. The Board has delegated its risk oversight responsibilities to the Audit Committee, except for employee compensation-related risks that are under the Compensation Committee’s purview.

Audit Committee Role. The Audit Committee oversees our management’s performance of an annual enterprise risk management assessment that identifies significant risks in our business and operations, along with corresponding mitigating factors, and receives periodic updates upon request or as deemed appropriate. The Audit Committee chair reports to the Board on significant risks as deemed appropriate. In addition, at each of its regular meetings, the Audit Committee receives reports from our senior finance, accounting, legal and internal audit executives, and conducts separate executive sessions with each of those executives and with our Independent Auditor to discuss matters relevant to their respective duties and roles, including risk areas.

Compensation Committee Role. The Compensation Committee oversees an annual employee compensation risk assessment performed by FWC together with our management that largely focuses on potential policy and program design and implementation risks. The Compensation Committee also reviews and, as appropriate, approves compensation arrangements developed by our senior human resources personnel. The Compensation Committee chair reports to the Board on significant risks as deemed appropriate. Based on this oversight approach and our most recent annual risk assessment, we do not believe that our present employee compensation policies and programs are likely to have a material adverse effect on us.

Certain Relationships and Related Party Transactions

The Nominating Committee reviews any transactions, arrangements or relationships in which we participate and in which a director, director nominee, executive officer or beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Covered Transaction”), except transactions described at right or as the Board otherwise determines. Covered individuals and stockholders are expected to inform our Corporate Secretary of Covered Transactions, and we collect information from our directors, director nominees and executive officers about their and their family members’ affiliations so that we can review our records for any such transactions. The Nominating Committee will approve or ratify a Covered Transaction if, based on a review of all material facts and feasible alternatives, it deems the transaction to be in our and our stockholders’ best interests.
During 2016, the Nominating Committee approved our sale of a home to a trust of which Mr. Mezger is co-trustee for approximately $647,000. The trust did not receive any special terms or consideration with respect to the home sale, other than the standard employee purchase discount for employees with Mr. Mezger’s tenure with us. This home sale was the only Covered Transaction during the year.

Pre-Approved Transaction Categories
• Any transaction in which the total amount involved is less than or equal to $120,000.
• The employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an immediate family member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee.
• Any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles or (c) be deemed to be a conflict of interest under our Ethics Policy.
• Any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis.

Director Qualifications and Nominations
The Nominating Committee evaluates and recommends individuals for election to the Board at regular or special meetings and at any point during the year, taking into consideration the attributes listed in our Corporate Governance Principles and diversity of background and personal experience, among other factors. Diversity may encompass race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of an individual in relation to the personal characteristics of current directors and other potential director nominees. There is no formal policy as to how diversity is applied, and an individual’s background and personal experience, while important, do not necessarily outweigh any other factors.
Individuals may be nominated by current directors, and the Nominating Committee has retained professional search firms from time to time to assist with director recruitment. Security holders may propose director nominees by following the procedures set forth in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating stockholder. Director nominees proposed by security holders are considered in the same manner as any other potential nominees.

DIRECTOR COMPENSATION
Our directors (other than Mr. Mezger, who is not paid for his Board service) are primarily compensated under a plan the Board approved in October 2014, as described below. Director compensation is based on service for a “Director Year,” a period that begins on the date of an annual meeting of stockholders and ends on the day before the next annual meeting.

Non-Employee Director Compensation
Board Retainer	$100,000
Equity Grant (value)	$145,000
Lead Independent Director Retainer	$40,000*
Committee Chair Retainers	$25,000 (Audit Committee) $18,000 (Compensation Committee) $15,000 (Nominating Committee)
Committee Member Retainers	$10,000 (Audit Committee) $7,000 (Compensation Committee) $5,000 (Nominating Committee)
Meeting Fees	$1,500 (for each additional meeting)
* The Board established the Lead Independent Director retainer in August 2016.
Non-Employee Director Compensation Components.
Retainers. Each director may elect to receive their respective retainers in equal quarterly cash installments, as a grant of unrestricted shares of our common stock and/or as a grant of deferred common stock awards (“stock units”), with any such equity-based grants made as described below. Committee retainer differences reflect relative workloads.
Equity Grant. Each director may generally elect to receive their equity grant in unrestricted shares of our common stock and/or in stock units. Grants are made and vest on the first date of a Director Year, with the rounded number of shares/units granted based on our common stock’s closing price on that date. Directors will receive a share of our common stock for each stock unit they hold on the earlier of a change in control or leaving the Board. Directors receive cash dividends on their common stock and equivalent cash payments on their stock units. Stock units have no voting rights. If a director has not satisfied the stock ownership requirement by the applicable time (as described under “Stock Ownership Requirements”), the director can only receive stock units for the equity grant, and cannot dispose of any shares of our common stock until the director satisfies the ownership requirement or leaves the Board.
Meeting Fees. These fees are payable to directors who attend any Board or committee meeting that is not a regularly-scheduled meeting and have also attended the Board’s or the applicable committee’s prior Director Year meetings. In 2016, such fees were paid to certain directors who attended an additional Board meeting and an additional Nominating Committee meeting.
Directors elected to the Board other than at an annual meeting receive prorated compensation, with equity grants made on their election date. We also pay directors’ travel-related expenses for Board meetings and Board activities.
Director Compensation During Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)	Total ($)
Mr. Bollenbach	$263,000	$245,000	$—	$508,000
Mr. Finchem	1,500	267,000	—	268,500
Dr. Gabriel	84,000	145,000	—	229,000
Dr. Gilligan	116,500	145,000	—	261,500
Mr. Jastrow	119,500	145,000	—	264,500
Mr. Johnson	103,000	157,000	—	260,000
Ms. Lora	1,500	277,000	—	278,500
Mr. Patton	28,750	260,000	—	288,750
Mr. Wood	106,750	160,000	—	266,750

(a)
Fees Earned or Paid in Cash. These amounts represent the cash retainers paid to directors per their elections and the additional meeting fees described above. The fee amount for Mr. Bollenbach also includes the Board Chairman and Lead Independent Director retainers he was paid for the periods he served in those roles during 2016. Mr. Bollenbach’s annual Board Chairman retainer was $300,000. He was not eligible for any committee retainers while he served as Chairman.

(b)
Stock Awards. These amounts represent the aggregate grant date fair value of the unrestricted shares of our common stock or stock units granted to our directors on April 7, 2016 computed as described in Note 19 — Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. The table below shows the respective grants of unrestricted shares of our common stock and/or stock units to our directors in 2016 and each director’s total holdings of equity-based compensation awards as of February 24, 2017.

Name	2016 Common Stock Grants (#)	2016 Stock Unit Grants (#)	Total Holdings (#)(i)
Mr. Finchem	—	18,476	166,854
Dr. Gabriel	10,034	—	10,034
Dr. Gilligan	10,034	—	58,272
Mr. Jastrow	10,034	—	145,801
Mr. Johnson	10,864	—	148,868
Ms. Lora	—	19,168	207,972
Mr. Patton	—	17,992	22,412
Mr. Wood	1,038	10,034	36,351

(i)
Total Holdings. These amounts reflect the directors’ total respective outstanding holdings of equity-based compensation awards, consisting of grants of unrestricted shares of our common stock, stock units and stock options in the following amounts: Mr. Finchem 0, 111,504 and 55,350; Dr. Gabriel 10,034, 0 and 0; Dr. Gilligan 10,034, 21,349 and 26,889; Mr. Jastrow 10,034, 80,417 and 55,350; Mr. Johnson 20,756, 34,769 and 93,343; Ms. Lora 0, 141,402 and 66,570; Mr. Patton 4,420, 17,992 and 0; and Mr. Wood 1,038, 23,935 and 11,378. Mr. Bollenbach was granted 16,954 unrestricted shares of our common stock and no stock units on April 7, 2016 based on his elections. At the time of his passing in October 2016, Mr. Bollenbach held 26,090 shares of our common stock, 54,264 stock units, which have since been paid out in shares of our common stock, and 144,103 stock options that in each case had been granted to him as compensation during his Board service. Director stock options were last granted in April 2014, as they ceased being a component of director compensation after that date; accordingly, no director stock options have been granted to Dr. Gabriel or Mr. Patton. Some director stock options held by Mr. Johnson (37,993) and Ms. Lora (11,220) have 15-year terms. The remainder have ten-year terms. For directors who leave the Board due to retirement or disability (in each case as determined by the Compensation Committee), or death, their stock options will be exercisable for the options’ respective remaining terms. Otherwise, director stock options must be exercised by the earlier of their respective terms or the first anniversary of a director’s leaving the Board (for 15-year stock options), or the third anniversary of leaving the Board (for ten-year stock options). Based on the directors’ respective elections, each director stock option represents a right to receive shares of our common stock equal in value to the positive difference between the option’s stated exercise price and the fair market value of our common stock on an exercise date, and are therefore settled in a manner similar to stock appreciation rights (and are referred to in this Proxy Statement as “Director SARs”). No Director SARs have been so settled.

Indemnification Agreements. We have agreements with our directors that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.
Directors’ Legacy Program. We established the Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting educational institutions and other charitable organizations. The Board closed the program to new participants in 2007. As a result, Messrs. Finchem and Jastrow and Ms. Lora are the only current directors who are participants in the program. All program participants have fully vested in their donation amount; however, neither they nor their families receive any proceeds, compensation or tax savings associated with the program. Under the program, we will make a charitable donation on each participant’s behalf of up to $1 million to up to five participant-designated, qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to the designated recipient institutions or organizations after a participant’s death. We maintain life insurance policies to help fund these donations, but no premium payments for the policies were required to be made in 2016. Premium payments, where required, vary depending on participants’ respective ages and other factors. The total amount payable under the program at November 30, 2016 was $15.1 million.

ELECTION OF DIRECTORS

The Board will present as nominees at the Annual Meeting, and recommends our stockholders elect to the Board, each of the individuals named below for a one-year term ending at the election of directors at our 2018 Annual Meeting of Stockholders. Each nominee has consented to being nominated and has agreed to serve as a director if elected. Each nominee is standing for re-election. Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the individuals named as proxies for the meeting will, unless otherwise directed, vote for the election of another person as the Board may recommend. On the date of the Annual Meeting, if the Board’s nominees are elected, the Board will have nine directors. There are no term limits for directors.
Voting Standard To be elected, each nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against their election).

Director Resignation Policy. Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender their resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for the Board’s consideration. The Board expects the director whose resignation is under consideration to abstain from participating in any decision on that resignation. The Nominating Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

BOARD RECOMMENDATION: FOR THE ELECTION OF EACH DIRECTOR NOMINEE
Provided below is information on each director nominee’s skills and qualifications, and current and former professional experience, including current and any former (within the past five years) public company directorships.

Timothy W. Finchem Board Chair, The First Tee; Former PGA TOUR Commissioner	Age: 69 Director Since: 2005
Other Professional Experience:
–PGA TOUR Commissioner (1994-2016)
–Deputy Advisor to the President, White House Office of Economic Affairs (1978-1979)
–Co-founder, National Marketing and Strategies Group (1980-1986)

Public Company Directorships: –KB Home

Mr. Finchem has been Board Chair of The First Tee, a nonprofit youth development organization providing educational programs through the game of golf, since it was founded in 1997. He previously served as Commissioner of the PGA TOUR, a membership organization for professional golfers, from 1994 until his retirement in December 2016. He joined the PGA TOUR in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Dr. Stuart A. Gabriel Director, Richard S. Ziman Center for Real Estate at UCLA; and Professor of Finance and Arden Realty Chair, UCLA Anderson School of Management	Age: 63 Director Since: 2016
Other Professional Experience:
–Director and Lusk Chair, USC Lusk Center for Real Estate (1997-2007)
–Associate Professor/Professor, Finance and Business Economics, USC Marshall School of Business (1990-1997)
–Economics Staff Member, Federal Reserve Board (1986-1990)

Public Company Directorships: –KB Home –KBS Real Estate Investment Trust, Inc. –KBS Real Estate Investment Trust II, Inc. –KBS Real Estate Investment Trust III, Inc.

Dr. Gabriel has been since 2007 the director of the Richard S. Ziman Center for Real Estate at UCLA, and Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. With Dr. Gabriel’s significant professional experience in and distinguished study of macroeconomics and real estate, mortgage and finance markets, he has considerable knowledge and insight with respect to the economic, regulatory and financial drivers that affect housing and homebuilding at local, regional and national levels. In addition, with his nearly two decades of service in leadership roles at two of the most preeminent academic institutions in the country—UCLA and USC—he has substantial management and administrative expertise, and is highly respected for his perspective on housing and land use matters in California, an important market for us, and nationally.

Dr. Thomas W. Gilligan Director, The Hoover Institution on War, Revolution and Peace	Age: 62 Director Since: 2012
Other Professional Experience:
–Dean, McCombs School of Business (2008-2015)
–Interim Dean, USC Marshall School of Business (2006-2007)
–Staff Economist, White House Council of Economic Advisors (1983-1984)

Public Company Directorships: –KB Home –Southwest Airlines Co.

Dr. Gilligan has been the Tad and Dianne Taube Director of The Hoover Institution on War, Revolution and Peace at Stanford University since September 2015. The Hoover Institution is a public policy research center devoted to the advanced study of economics, politics, history and political economy, as well as international affairs. Dr. Gilligan has deep knowledge of and significant academic credentials in the fields of finance, economics and business administration, and brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country and his current position as the head of a prominent public policy institution. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and California, which are key markets for us.

Kenneth M. Jastrow, II Former Chairman and CEO, Temple-Inland Inc.	Age: 69 Director Since: 2001
Other Professional Experience:
–Non-Executive Chairman, Forestar Group Inc., a real estate and natural resources company (2007-2015)
–Chairman and Chief Executive Officer, Temple-Inland Inc., a paper, forest products and financial services company (2000-2007)

Public Company Directorships: –KB Home –MGIC Investment Corporation –Genesis Energy, LLC –Forestar Group Inc. (2007-2015)

Kenneth M. Jastrow, II has extensive experience and leadership in the paper, building products, forestry, real estate and mortgage lending industries, enabling him to provide critical perspective on businesses that impact the homebuilding industry, and on sustainability practices. He also brings significant corporate governance expertise from his service on several public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson Founder and Chairman, The RLJ Companies	Age: 70 Director Since: 2008
Other Professional Experience:
–Founder and Chief Executive Officer, Black Entertainment Television (BET), a television and entertainment network (1979-2006)
–Museum Council Member, Smithsonian Institution’s National Museum of African American History and Culture

Public Company Directorships: –KB Home –Lowe’s Companies, Inc. –RLJ Entertainment, Inc. –RLJ Lodging Trust –RLJ Acquisition, Inc. (2011-2012) –Strayer Education, Inc. (2003-2016)

Robert L. Johnson is founder and chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, investment banking, real estate, hospitality, professional sports, film production, gaming and automobile dealership industries. Prior to forming The RLJ Companies in 2004, Mr. Johnson was founder and chief executive officer of BET, which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors.

Melissa Lora President, Taco Bell International	Age: 54 Director Since: 2004 Lead Independent Director Since: 2016
Other Professional Experience:
–Global Chief Financial and Development Officer, Taco Bell Corp. (2012-2014)
–Chief Financial Officer, Taco Bell Corp. (2001-2012)
–Regional Vice President and General Manager, Taco Bell Corp. (1998-2000)

Public Company Directorships: –KB Home

Melissa Lora has been since 2013 the President of Taco Bell International, a segment of Taco Bell Corp., which is a division of Yum! Brands, Inc., one of the world’s largest restaurant companies. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its chair since 2008. In November 2016, the Board elected Ms. Lora as Lead Independent Director.

Jeffrey T. Mezger Chairman, President and Chief Executive Officer, KB Home	Age: 61 Director Since: 2006 Chairman Since: 2016
Other Professional Experience:
–Executive Board Member, USC Lusk Center for Real Estate (2000-present)
–Policy Advisory Board Member, Fisher Center for Real Estate and Urban Economics at UC Berkeley Haas School of Business (2010-present)
–Policy Advisory Board Member, Harvard Joint Center for Housing Studies (2004 to present; Board Chair 2015-2016)
–Founding Chairman, Leading Builders of America (2009-2013; Executive Committee member until 2016)

Public Company Directorships: –KB Home

Jeffrey T. Mezger has been our President and Chief Executive Officer since November 2006, and was elected Chairman of the Board in 2016. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated consistently strong operational leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his nearly 40 years of experience in the public homebuilding sector.

Robert L. Patton, Jr. Partner, Guggenheim Baseball Management LLC	Age: 54 Director Since: 2015
Other Professional Experience:
–Board Member, Security Benefit Corporation, a life insurance services company (2010-present)
–Advisory Council Member, University of Texas, College of Liberal Arts (2010-present)

Public Company Directorships: –KB Home

Robert L. Patton, Jr. has been a partner of Guggenheim Baseball Management LLC since 2012. He became part owner of the Los Angeles Dodgers in 2012. Mr. Patton principally operates oil and gas properties in Texas and Kansas and has additional investments in many other sectors, including ranching and insurance. Mr. Patton has several years of experience in a wide range of industries as well as in real estate development, providing significant expertise and insight on investment management, financial planning, operational execution and regulatory compliance. He also has a substantial presence in Southern California and Texas, which are key markets for us.

Michael M. Wood Founder and Chairman, Redwood Investments LLC	Age: 69 Director Since: 2014
Other Professional Experience:
–Chairman, Winsight, LLC, a business-to-business publishing company (2012-2017)
–U.S. Ambassador to Sweden (2006-2009)
–Co-Founder and Chief Executive Officer, Hanley Wood LLC, a business-to-business publishing company (1976-2005)

Public Company Directorships: –KB Home

Michael M. Wood is founder and chairman of Redwood Investments LLC, a Washington, D.C.-based investment company established in 2005 and concentrating in media, real estate and alternative energy. In 2009, Mr. Wood received from the King of Sweden the insignia of Commander Grand Cross, Order of the Polar Star medal given by Sweden’s Royal Family to people of foreign birth who make significant contributions to Sweden. Prior to becoming the U.S. Ambassador to Sweden, Mr. Wood was co-founder and CEO of Hanley Wood LLC, the leading media company in the construction industry and one of the ten largest business-to-business media companies in the U.S. Mr. Wood has extensive knowledge of the homebuilding industry and significant experience in real estate and alternative energy investing, providing substantial insight and expertise with respect to our business operations and our longstanding commitment to sustainability. He also has a distinguished policymaking background.

OWNERSHIP OF KB HOME SECURITIES
The table below shows the amount and nature of our non-employee directors’ and NEOs’ respective beneficial ownership of our common stock as of February 24, 2017. Except as otherwise indicated below, the beneficial ownership is direct and each owner has sole voting and investment power with respect to the reported securities holdings.

Non-Employee Directors	Total Ownership(a)	Stock Options(b)	Restricted Stock(b)
Timothy W. Finchem	166,854	55,350	—
Dr. Stuart A. Gabriel	10,034	—	—
Dr. Thomas W. Gilligan	58,272	26,889	—
Kenneth M. Jastrow, II	145,801	55,350	—
Robert L. Johnson	148,868	93,343	—
Melissa Lora	210,015	66,570	—
Robert L Patton, Jr.	222,412	—	—
Michael M. Wood	36,351	11,378	—
Named Executive Officers
Jeffrey T. Mezger	5,124,347	4,540,599	—
Jeff J. Kaminski	581,849	448,615	64,482
Albert Z. Praw	382,762	266,580	45,716
Nicholas S. Franklin	88,079	38,334	39,751
Brian J. Woram	560,916	417,109	44,636
All directors and executive officers as a group (15 people)	8,717,989	6,785,811	242,406

(a)
No non-employee director or NEO owns more than 1% of our outstanding common stock, except for Mr. Mezger, who owns 5.2%. All non-employee directors and executive officers as a group own 8.6% of our outstanding common stock. The total ownership amounts reported for each non-employee director includes their respective aggregate equity-based compensation awards, as described under “Director Compensation.” Dr. Gabriel, Ms. Lora, Mr. Wood and Mr. Kaminski each hold their respective reported total ownership amounts in family trusts over which they have shared voting and investment control with their respective spouses. The amounts reported in this column for directors include the following directly owned shares of our common stock: Ms. Lora 2,043; and Mr. Patton 200,000.

(b)
The reported stock option amounts are the shares of our common stock that can be acquired within 60 days of February 24, 2017 through the exercise of Director SARs (as described under “Director Compensation”), or common stock option awards (for the NEOs). The respective reported Director SAR/stock option and restricted common stock amounts are included in the total ownership amounts reported for each non-employee director and NEO.

The table below shows the beneficial ownership of each stockholder known to us to beneficially own more than five percent of our common stock. Except for the Grantor Stock Ownership Trust (“GSOT”), the below information (including footnotes) is based solely on the stockholders’ respective Schedule 13G or Schedule 13G/A filings with the SEC, and reflect their respective determinations of their and/or their respective affiliates’ and subsidiaries’ ownership as of December 31, 2016. Some of the percentage ownership figures below have been rounded.

Stockholder(a)	Total Ownership	Percent of Class
FMR LLC 245 Summer Street, Boston, MA 02210	11,714,176	14%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	9,703,137	11%
KB Home Grantor Stock Ownership Trust(b) Wells Fargo Retirement and Trust Executive Benefits, One West Fourth Street, Winston-Salem, NC 27101	9,431,756	10%
Donald Smith & Co., Inc. 152 West 57th Street, New York, NY 10019	6,760,767	8%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	6,148,279	7%
AQR Capital Management, LLC Two Greenwich Plaza, Greenwich, CT 06830	5,913,630	7%

(a)	The stockholders’ respective voting and dispositive power with respect to their reported ownership is presented below, excluding the GSOT.

	FMR LLC(i)	Blackrock, Inc.(ii)	Donald Smith & Co., Inc.(iii)	The Vanguard Group, Inc.(iv)	AQR Capital Management, LLC(v)
Sole voting power	254,076	9,517,953	6,445,867	113,666	—
Shared voting power	—	—	—	11,562	5,696,868
Sole dispositive power	11,714,176	9,703,137	6,760,767	6,027,414	—
Shared dispositive power	—	—	—	120,865	5,913,630

(i)
FMR LLC is a parent holding company. A wholly-owned FMR LLC subsidiary, Fidelity Management & Research Company, an investment adviser to various investment companies (“Fidelity Funds”), votes the shares of our common stock held by the Fidelity Funds under guidelines established by their Boards of Trustees.

(ii)	Blackrock, Inc. is a parent holding company. A BlackRock, Inc. subsidiary, BlackRock Fund Advisors, beneficially owned five percent or more of our outstanding shares.

(iii)
Donald Smith & Co., Inc. is an investment adviser to various institutional clients. Of the reported amount, the Donald Smith Long/Short Equities Fund, L.P. had sole voting power as to 28,318 shares and had sole dispositive power as to 6,760,767 shares.

(iv)
The Vanguard Group, Inc. is an investment adviser to various investment companies. Its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially own 109,303 and 15,925 shares, respectively.

(v)
AQR Capital Management, LLC is an investment adviser and wholly-owned subsidiary of AQR Capital Management Holdings, LLC, a parent holding company. The companies jointly reported the beneficial ownership and the voting and dispositive power as shown above.

(b)
The GSOT’s percent of class figure is relative to the total number of shares of our common stock entitled to vote at the Annual Meeting, as described under “Annual Meeting, Voting and Other Information.” The GSOT holds these shares pursuant to a trust agreement with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans determine the voting of the GSOT shares. The number of GSOT shares that any one employee can direct the vote of depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other NEOs can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 969,577; Mr. Praw 605,446; Mr. Franklin 287,022; and Mr. Woram 826,936; and all current executive officers as a group (excluding Mr. Mezger) 4,063,674.

Stock Ownership Requirements. Our non-employee directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our non-employee directors to own at least five times the Board retainer (currently $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board (the directors serving on the Board on October 9, 2014 must meet the ownership threshold by the fifth anniversary of that date). Our executive stock ownership policy requires designated senior executives, including our NEOs, to own a certain number of shares within five years of becoming subject to the policy. The policy is discussed under “Equity Stock Ownership Policy.” Each of our non-employee directors and NEOs is in compliance with their respective requirements.
Section 16(a) Beneficial Ownership Reporting Compliance. Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2016 under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Fiscal Year Performance Highlights
As a national homebuilder, we operate in a dynamic, complex and challenging business environment, and we produced solid results in our 2016 fiscal year against our aggressive performance goals.
These results were achieved across several short-term and long-term metrics, and demonstrate strong growth compared to the previous year and over the last three years. We also returned a significant amount of capital to stockholders with an opportunistic stock repurchase program and by maintaining our regular quarterly dividend.
Short-Term Operating Results	Total Revenues Homebuilding Operating Income Total Pretax Income Net Income	ñ	19% 10% 18% 25%
Strategic Performance Indicators
	Annual Net Orders Year-End Backlog Value	ñ	11% 19%
Long-Term Performance Results	3-Yr. Revenue Growth 3-Yr. Cumulative Operating Income 3-Yr. Cumulative Net Income	Up	71% $407M $1.1B

Stockholder Returns	TSR Common Stock Repurchases Cash Dividends		13% $85.9M $8.6M

Pay for Performance — CEO Compensation

• Our 2016 fiscal year TSR was 13%, while our CEO’s total 2016 compensation increased only 1% from 2015.
• Our CEO’s compensation was 90% performance-based.
• Our CEO’s long-term incentives were solely performance-oriented equity awards — performance-based restricted stock units (“PSUs”) and common stock options. PSUs constituted 60% of the total grant date fair value (up from 52% in 2015).
• Our CEO’s annual incentive award of $3.77 million was performance-based and formula-driven, and reflected our profitability growth and improved asset efficiency in 2016.
• Our CEO’s base salary has not changed since 2006.

Listening to our Stockholders — 95% Say on Pay Approval
At our 2016 Annual Meeting of Stockholders, approximately 95% of the shares of our common stock present or represented at the meeting supported our advisory vote on NEO compensation. We believe this high level of support reflected a substantial degree of stockholder confidence in our performance and executive compensation programs, as well as recognition of the positive steps we have taken to modify the design and implementation of our programs over the past few years in response to stockholder feedback. In 2016, we continued our longstanding practice of reaching out to our stockholders, including nearly all of our 25 largest stockholders, and directly engaged with stockholders representing over 50% of our outstanding shares.
In evaluating our executive compensation programs during 2016, the Compensation Committee took into account our engagements with stockholders and the support they expressed for our approach to linking executive compensation to our strategic and operational goals as well as to stockholder value creation. As a result, in our 2016 fiscal year, the Compensation Committee decided to retain the core components of our executive compensation programs and to apply the same general principles and philosophy as in the prior fiscal year with respect to its executive compensation decisions. The Compensation Committee welcomes and will continue to consider stockholders’ perspectives on executive compensation in the future.

Compensation Governance

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAMS
What We Do		What We Don’t Do
✓	Engage with and consider stockholder input in designing our executive pay programs.	×	Do not allow re-pricing of stock options without stockholder approval.
✓	Grant all of our CEO’s total long-term incentives in performance-oriented vehicles.	×	Do not provide new excise tax “gross-ups” to any officer or employee.
✓	Perform, under Compensation Committee oversight, annual risk assessments to determine that our employee compensation policies and programs are not likely to have a material adverse effect on us.	×	Do not, without stockholder approval, enter into new severance arrangements with executive officers above the limits specified in a longstanding policy, as described under “Severance Arrangements.”
✓	Link annual NEO incentive pay to objective, pre-established financial performance goals.	×	Do not allow our NEOs (or any employees or non-employee directors) to hedge or pledge their holdings of our securities.
✓	Engage at the sole direction of the Compensation Committee an independent compensation consultant.	×	Do not provide excessive perquisites; generally limited to market-competitive medical benefits and the opportunity to participate in a deferred compensation plan.
✓	Maintain robust stock ownership requirements for all NEOs.	×	Do not pay dividends or dividend equivalents on performance-based equity awards before they vest.
✓	Maintain a relevant peer group.
✓	Maintain clawback policies consistent with current federal law.

Pay Program Overview
The components of, and rationale for, each element of our executive compensation program are described in the table below.

REWARD TYPE		DESCRIPTION	RATIONALE
BASE SALARY		• Fixed compensation delivered in cash on a semi-monthly basis.	• A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly-qualified executives.
ANNUAL INCENTIVE PROGRAM		• Our NEOs’ 2016 annual incentive payouts were performance-based and formula-driven, focused on pretax income and asset efficiency measures.	• Motivates achievement of core strategic short-term financial results.
LONG-TERM INCENTIVE PROGRAM	PSUs
• Constituted 60% of total grant date fair value for our CEO, and 25% for our other NEOs, both of which increased from 2015.
• 2016 grants have three separate three-year performance measures: cumulative adjusted earnings per share, average adjusted return on invested capital, and revenue growth versus our peer group.

• Focuses executives on achievement of long-term operating results and encourages retention.
• Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.

	Stock Options	• 40% of total grant date fair value for our CEO and for our other NEOs.	• Value realized only with share price appreciation, which is strongly influenced by performance.
	Restricted Stock	• 35% of total grant date fair value for our NEOs other than our CEO.	• Encourages retention and provides additional alignment with stockholder interests in conjunction with stock ownership requirements.
RETIREMENT PROGRAMS AND PERQUISITES
• A 401(k) plan in which all eligible employees may participate.
• Legacy executive retirement and death benefit plans have been closed to new participants for over a decade.
• Market-competitive medical, dental and vision benefits and the opportunity to participate in a deferred compensation plan.
• Programs are aligned with market practices. • Focuses executives on earning rewards through performance pay elements, not through entitlements.
As outlined above, we place a significant emphasis on at-risk, performance-based pay. As shown below, in 2016, our CEO received nearly 90% of his direct compensation (i.e., base salary and annual and long-term incentives) in performance-based and/or at-risk vehicles. For our other NEOs, such vehicles made up, on average, more than 75% of their direct compensation.

NEO Compensation Components
Base Salaries. The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries after considering several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market rates to ensure competitiveness. In July 2016, each of our NEOs, except for our CEO, received a base salary increase, ranging from 1.8% to 2.7%, based on our growth over the prior 12 months, an evaluation of the factors listed above and our CEO’s recommendations.
2016 Annual Incentives. Our annual incentive program is structured to drive performance within a fiscal year period. As with our 2015 program, if a minimum total adjusted pretax income (“API”) was achieved, the 2016 program’s formula-driven funding would be determined based on two components: (a) API performance relative to threshold and target goals; and (b) API performance relative to an asset efficiency measure. API is our total pretax income excluding incentive and variable compensation expense and inventory impairment and land option contract abandonment charges. We view API as a comprehensive short-term measure of our executive officers’ performance, as it reflects their ability to generate profits by driving revenue, managing expenses and controlling fixed costs.
For the first component, the applicable threshold performance goal was considered reasonably achievable, yet uncertain to be met under then-expected market and business conditions in 2016. The target performance goal was designed to require significant management effort to achieve. The asset efficiency measure was selected to motivate our executive officers to generate profitable growth while increasing our return on inventory in 2016 in alignment with our core KB 2020 business strategy, which is described in our Annual Report.
As in 2015, the 2016 target payouts were set at 150% of base salary for our CEO and at 100% of base salary for each of our other NEOs. Maximum payouts were limited to a multiple of target, with our CEO at four times, our CFO at three times and our other NEOs at two times. The target and maximum annual incentive opportunities were designed to generate cash payout levels that, if achieved, would appropriately reward strong performance for 2016, and together with base salary and long-term incentives, provide competitive total direct compensation.
2016 Annual Incentive Program Component Determination. Because our 2016 API exceeded the applicable $100 million minimum amount, our NEOs became eligible to receive annual incentive payouts based on our performance under the two components of the 2016 program, as discussed below.
API Performance Relative to Goals Component. The Compensation Committee set a challenging API performance target of $183.0 million, which was approximately 10% higher than our actual 2015 API performance. Under the 2016 program, the Compensation Committee limited potential payouts under this component to no more than the NEOs’ individual target amounts, even if our actual API exceeded the target performance level. This was done to ensure that our NEOs focused on advancing both program components — pretax income and asset efficiency — to be able to earn above their target annual incentive amount under the program as a whole.
We achieved API of $234.1 million in 2016, or approximately 128% of target, which represented a robust 41% year-over-year increase in API. As explained above and shown in the table below, this performance led to strictly formula-based payouts of 100% of target to our NEOs, or $3.9 million in total, which constituted approximately 53.5% of total 2016 NEO annual incentive payouts.

2016 API Performance Levels and Payout Summary
	Threshold	Target	Actual Result
API Performance Levels	$137.3 million	$183.0 million	$234.1 million
API Performance Levels Relative to Target	75%	100%	128%
Payout Level Ratios	50%	100%	100%
Participating executive officers could earn annual incentive payouts above their respective individual target payout levels (but limited to each such officer’s respective maximum payout level) only if and to the extent our API performance exceeded a minimum asset efficiency objective, as described below.
API Performance Relative to Asset Efficiency Component. Under this component, two percent of each dollar of API over our minimum asset efficiency objective, and three percent of each dollar of API above the 115% of target level, funded an additional annual incentive pool to be allocated among the participating executive officers. The Compensation Committee set the 2016 minimum asset efficiency objective at a one percent return on inventory for 2016, which was approximately $33.6 million. With the difference between our API and the minimum asset efficiency objective equal to $200.5 million, the asset efficiency performance pool was funded at a total level of approximately $4.2 million.

The Compensation Committee determined the allocation of the asset efficiency performance pool among the participating executive officers based on pre-established potential payout ranges for each officer that took into consideration the officer’s 2016 annual incentive payout opportunities; historical relative annual incentive payouts by functional role/seniority level; and competitive market pay information. The potential payout range for our CEO was 0% — 60% of the additional annual incentive pool; for each of our other NEOs, the range was 0% — 12% of the pool. In determining allocations of the pool, the Compensation Committee considered the above factors as well as the NEOs’ individual performance contributions, which, other than for our CEO, were informed by our CEO’s assessment of their performance, and established a corresponding individual performance factor (“IPF”) within the above-described ranges. The table below summarizes the contributions of the NEOs that achieved an IPF.

NEO	2016 NEO Individual Performance Contributions	IPF
Mr. Mezger	Mr. Mezger once again provided excellent leadership in setting and driving performance against our top strategic objectives. In 2016, our pretax income grew by 18%, our net income rose 25%, and total revenues and year-end backlog value each increased by 19% (in each case compared to 2015 levels). Mr. Mezger also continued to play a critical role in promoting the KB Home brand as both a premier homebuilder and company in sustainability and innovation.	53.5%
Mr. Kaminski	Mr. Kaminski effectively managed our corporate liquidity and balance sheet as evidenced by the successful execution of our stock repurchase program in the 2016 first quarter, while we exceeded our target of maintaining a cash neutral position for the year. He also led the development of our comprehensive three-year strategic plan for returns-focused growth, and he improved and refined our investor relations strategy.	9.9%
Mr. Praw	Mr. Praw led our efforts in driving land investment and asset management, allowing us to achieve 20% growth in deliveries as compared to 2015, and positioning us to meet our 2017 delivery goals. He also successfully negotiated several land transactions on favorable terms.	9.1%
Mr. Woram	Mr. Woram achieved significant cost recoveries via settlements and mediations and ensured responsive and skillful transactional support to our divisions. He also improved our insurance programs both to better mitigate and manage risk, and to help expand our sub-contractor base company-wide.	8.1%
As a group, our NEOs received approximately $3.4 million under this component of the 2016 annual incentive program, which constituted approximately 46.5% of total 2016 NEO annual incentive payouts.
2016 Annual Incentive Payouts. The 2016 fiscal year annual incentive payouts the Compensation Committee approved for our NEOs are presented in the following table, which shows each NEO’s pre-established target and maximum payout levels, actual payout under each component of the program, and actual total 2016 annual incentive payout.

2016 Annual Incentive Program Payout Levels and Actual Payouts
NEO	Target	Maximum	API Performance Component Payout(a)	Asset Efficiency Component Payout	Total Payout
Mr. Mezger	$1,500,000	$6,000,000	$1,500,000	$2,271,237	$3,771,237
Mr. Kaminski	680,000	2,040,000	680,000	420,285	1,100,285
Mr. Praw	565,000	1,130,000	565,000	386,323	951,323
Mr. Franklin	615,000	1,230,000	615,000	—	615,000
Mr. Woram	570,000	1,140,000	570,000	343,869	913,869

(a)
Annex 1 to this Proxy Statement contains a reconciliation of our pretax income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to the non-GAAP financial measure of API.

2017 Annual Incentive Program. The 2017 annual incentive program will be similar to our 2016 program, including a formula-driven funding structure determined by API and asset efficiency performance measures, and a minimum API performance level for our participating executive officers to qualify for any annual incentive payouts. The target performance level for the pretax income measure will require a double-digit percentage improvement over our actual 2016 performance.
Long-Term Incentives. In October 2016, the Compensation Committee approved long-term incentive awards to our NEOs consisting of PSUs, common stock options and shares of time-vesting restricted common stock, as shown in the table below. Largely to reinforce the alignment of pay with our performance and stockholder value creation, the long-term incentive awards granted to our CEO consisted solely of performance-oriented vehicles: PSUs and common stock options. In addition, most of the long-term incentive awards granted to our other NEOs consisted of these vehicles.

NEO Long-Term Incentives Granted in 2016
NEO	PSUs		Restricted Stock		Stock Options		Total ($)
	#	$	#	$	#	$
Mr. Mezger	148,057	$2,400,004	—	$—	274,952	$1,600,001	$4,000,005
Mr. Kaminski	18,507	299,998	25,910	420,001	82,486	480,003	1,200,002
Mr. Praw	12,724	206,256	17,813	288,749	56,709	330,001	825,006
Mr. Franklin	16,965	275,003	23,751	385,004	75,612	440,001	1,100,008
Mr. Woram	11,952	193,742	16,733	271,242	53,272	310,000	774,984
Performance-Based Restricted Stock Units. We have granted PSUs to our executive officers each year since 2012. As with prior PSU grants, the PSUs granted in 2016 (“2016 PSUs”) are designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. The 2016 PSU measures described below are a combination of absolute and relative metrics that we believe are strong drivers of stockholder value creation and, if achieved, should generate positive outcomes for our business.

• Cumulative Adjusted Earnings Per Share (“AEPS”):	50% weight, measures profitability trajectory over the period
• Average Adjusted Return on Invested Capital (“AROIC”):	20% weight, measures profitability relative to capital deployed
• Revenue Growth Rank Versus Peers:	30% weight, measures ability to grow top-line relative to peers
The 2016 PSU amounts shown in the table above reflect a target award of shares of our common stock (“Award Shares”). Each 2016 PSU entitles a recipient to a grant of 0% to 200% of his Award Shares. The 2016 PSUs will vest based on our achieving, over the three-year period commencing on December 1, 2016 and ending on November 30, 2019, specified levels of performance against the three performance measures noted above. Vesting is generally subject to a recipient’s continued employment with us up to and including a date that is no later than 90 days after the end of the performance period (“Determination Date”). The performance for both the AEPS and AROIC measures will be determined on a tax-effected basis that excludes only pre-specified categories of compensation expense/charges; inventory impairment and land option contract abandonment charges; and other extraordinary items that are subject to Compensation Committee approval.
Performance for each measure is to be determined by the Compensation Committee on the Determination Date. In addition, as with prior PSU grants, each recipient of a 2016 PSU will be credited with an amount equal to the cash dividends that are paid in respect of one share of our common stock with a record date between the grant date and the Determination Date (“Dividend Equivalent”). At vesting, each recipient will receive a cash payment equal to the credited Dividend Equivalent in proportion to the Award Shares approved for grant to the recipient, if any. If performance over the performance period for all three 2016 PSU measures is below specific thresholds, recipients will not be granted any shares of common stock and will not receive a cash Dividend Equivalent payment. Except for death, disability or certain retirement circumstances, a recipient will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if the recipient terminates service prior to the Determination Date.
As described in our 2015 and 2016 Proxy Statements, we granted PSUs to our executive officers in 2014 (“2014 PSUs”) and 2015 (“2015 PSUs”), respectively, that entitle the recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our achieving, over the three-year period commencing on December 1, 2014 and ending on November 30, 2017 in the case of the 2014 PSUs, and over the three-year period commencing on December 1, 2015 and ending on November 30, 2018 in the case of the 2015 PSUs, specified levels of performance against the three performance measures noted above for the 2016 PSUs with the same potential forfeiture provisions. The following tables present our goals with respect to the 2014, 2015 and 2016 PSU performance measures. As shown below, the goals for both the AEPS and AROIC measures have increased year-over-year at each performance level. The expanded relative revenue growth performance ranking scale for the 2016 PSUs reflect the larger applicable peer group, as discussed under “Peer Group.”

Performance Measure	PSU Grant Year	Threshold Goal	Target Goal	Maximum Goal
AEPS	2014	$2.52	$3.04	$4.00
	2015	$2.73	$3.31	$4.36
	2016	$3.00	$3.64	$4.77
AROIC	2014	2.8%	3.3%	4.0%
	2015	3.0%	3.5%	4.3%
	2016	3.1%	3.6%	4.4%

	2013 — 2015 PSU Awards		2016 PSU Awards
Performance Measure	Performance (Rank)	Target Award Multiplier	Performance (Rank)	Target Award Multiplier
Relative Revenue Growth (Adjustments to ranking levels and multipliers will be made if there are changes in the peer group composition over time, per the terms of the PSUs)	1 or 2	200%	1 or 2	200%
	3	178%	3	180%
	4	156%	4	160%
	5	134%	5	140%
	6	113%	6	120%
	7	90%	7	100%
	8	67%	8	80%
	9	44%	9	60%
	10	21%	10	40%
	11 or 12	0%	11	20%
			12 or 13	0%
The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels. Each of these performance levels directly scale to threshold, target and maximum payout opportunities.
As vesting for the 2014-2016 PSUs will not be determined until their respective Determination Dates, we cannot predict the extent to which any shares under these awards will ultimately vest. The table below shows our performance through the end of our 2016 fiscal year for the 2014 and 2015 PSUs’ applicable AEPS and AROIC goals. Relative revenue growth rank versus the applicable peer group will not be known until after the awards’ respective three-year performance periods end.

PSU Grant Year	Performance Measure	Performance as of November 30, 2016
2014	AEPS	Between the target and maximum levels
	AROIC	Below the threshold level
2015	AEPS	Approximately at the maximum level
	AROIC	Between the threshold and target levels
2013 PSU Awards. As described in our 2014 Proxy Statement, we granted PSUs to our executive officers in 2013 (“2013 PSUs”) that entitled recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our achieving, over the three-year period commencing on December 1, 2013 and ending on November 30, 2016, specified levels of (a) average return on equity (“ROE”) performance, and (b) revenue growth performance relative to our peer group (with the respective rankings and multipliers as shown in the above table), each of which is determined using amounts calculated in accordance with GAAP without any adjustments. The applicable ROE performance measures and goals were as follows:

Performance Measure	Performance Goals	Target Award Multiplier
ROE	20% and above	200%
	15%	100%
	10%	25%
	Below 10%	0%
Our actual performance with respect to the 2013 PSU measures is set forth in the table below.

2013 PSU Award Determinations
Performance Measure	Average Annual Performance	Aggregate Total Performance	Target Award Multiplier
ROE (60% weight)	32.5%	N/A	200%
Relative Revenue Growth (40% weight)	N/A	4th out of 12 peer companies	156%
Cumulative Multiplier			182%
The ROE performance result for the 2013 PSUs was above the challenging 20% maximum goal level and reflected our emergence from a three-year cumulative loss position and generation of $1.11 billion in net income during the performance period, including $825.2 million from the reversal of a substantial portion of our deferred tax asset valuation allowance at the end of the fourth quarter of our 2014 fiscal year. This reversal, which reflected our strong, consistent profitability, significantly strengthened our balance sheet and contributed to a nearly $1.19 billion increase in our stockholders’ equity over the same three-year span. All of these outcomes were uncertain at the time the 2013 PSUs were granted, and the Compensation Committee determined that they required significant management effort to achieve and sustain through the entirety of the performance period. The relative revenue growth performance for the 2013 PSUs reflected our 71% revenue growth over the applicable period, a result that placed us in the top third of the peer group. During 2015, two of the peer companies that were part of the original peer group for this performance measure merged to form a single peer company. Our ranking in the table above reflects our position at the end of the performance period among the post-merger peer group, consistent with the terms of the 2013 PSUs and based on the relative revenue growth performance rank-to-target award multiplier table above.
With the performance period for the 2013 PSUs completed, on February 15, 2017, the Compensation Committee approved share grants with respect to the 2013 PSUs as set forth in the table below. As Mr. Franklin joined us in 2015, he did not participate in the 2013 PSU program.

2013 PSU Awards
NEO	Target Award(#)	Actual Award(#)
Mr. Mezger	100,000	182,000
Mr. Kaminski	15,000	27,300
Mr. Praw	12,500	22,750
Mr. Woram	12,500	22,750
Stock Options and Restricted Stock. Each common stock option shown above in the NEO Long-Term Incentives Granted in 2016 table will vest ratably over a three-year period. Each share of restricted common stock shown in that same table will vest in three equal annual installments on October 25, 2017, 2018 and 2019, and entitles each recipient to receive all cash dividends that are paid in respect of one share of our common stock with a record date during the period between the grant date and an applicable vesting date. As with grants of these awards in prior years, except for death, disability or certain retirement circumstances, each NEO will forfeit any unvested restricted stock or stock options if his employment with us is terminated before an applicable vesting date.
Executive Compensation Decision-Making Process and Policies
The Compensation Committee oversees the decision-making process for our executive compensation and benefits policies and programs. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, most importantly our performance and individual executives’ performance, and takes into account the totality of compensation that may be paid. Among the data the Compensation Committee considers are financial and operational performance metrics for us, including comparisons to prior years’ performance and our current business plans, and to our peer group (which is described below); surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and, at least annually, management-prepared tally sheets for senior executives with up to five years of compensation data.
Role of Our Management and Compensation Consultants. Our CEO and senior human resources and legal department executives provide information and recommendations to assist the Compensation Committee’s decision-making, and also advise on compliance and disclosure requirements. FWC, which the Compensation Committee directly retains, assists the Compensation Committee in the executive compensation decision-making process, as well as on compliance and disclosure requirements. FWC attends Compensation Committee meetings as needed. To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2016, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under NYSE listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.
Peer Group. Our peer group, as shown below, is composed solely of public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with these companies for both homebuyers and management talent. The competition with these companies for human resources reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities in distinct local markets. Therefore, a principal focus in designing our compensation and benefits programs is to meet this critical competitive need.
The Compensation Committee, in consultation with FWC and our management, periodically reviews and considers changes to our peer group. The Compensation Committee principally considers the competitive factors described above, as well as relative total revenues and market capitalization among the peer group companies. Based on its review in July 2016, the Compensation Committee adjusted our peer group to include two homebuilders with comparable annual revenues (Taylor

Morrison Home Corp. and Tri Pointe Group, Inc.), and remove a smaller homebuilder (M/I Homes, Inc.). As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in its own peer group.

Our Peer Group
• Beazer Homes USA, Inc. • Hovnanian Enterprises, Inc. • Meritage Homes Corp. • Taylor Morrison Home Corp.	• CalAtlantic Group, Inc. • Lennar Corp. • NVR, Inc. • Toll Brothers, Inc.	• D.R. Horton, Inc. • M.D.C. Holdings, Inc. • PulteGroup, Inc. • Tri Pointe Group, Inc.
As of December 31, 2016, the reported total revenues (on a trailing 12-month basis) of the companies in our peer group were within a range of approximately one-half to 3.5 times our total revenues, and our total revenues approximated the median of the peer group. Also as of December 31, 2016, the market capitalization of our peer group was within a range of approximately one-third to 6.9 times ours.
Equity Stock Ownership Policy. Our longstanding executive stock ownership policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us and, once achieved, maintain such ownership throughout their employment with us. The targeted common stock ownership levels for our NEOs are as follows:

Executive Position	Ownership Guideline
CEO	6.0 times base salary
Other NEOs	2.0 times base salary
Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date, or the closing price on the date shares are acquired. Designated executives are required to hold all vested net (after-tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their applicable stock ownership requirement is met, absent a hardship or other qualified exception. Each of our NEOs is in compliance with the requirements of the policy.
Prohibition on Hedging/Pledging of Our Securities. To further align their interests with those of our stockholders, our employees and non-employee directors cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds). They also cannot hold our securities in a margin account or otherwise pledge our securities as collateral for any loan.
Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority for equity-based awards to our management. Per the policy, the exercise price of any stock option award will not be less than the closing price of our common stock on the NYSE on the grant date.
Clawback.  Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation from our NEOs to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards that may be issued under that Act.
Tax Implications of our Executive Compensation Program. Section 162(m) of the Code generally disallows a tax deduction for compensation over $1.0 million paid to “covered employees” (which, under current federal tax rules, are our NEOs other than the CFO) unless it is qualifying performance-based compensation. We generally design our compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m), and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. However, because of the fact-specific nature of the applicable rules under Section 162(m), and limited binding regulatory guidance, we cannot guarantee that any compensation intended to be deductible under Section 162(m) will qualify as such. In addition, the Compensation Committee will approve compensation that may not be deductible under Section 162(m) where it believes it is in our and our stockholders’ best interests to do so.
Indemnification Agreements. We have entered into agreements with each NEO and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.

Severance, Change in Control and Post-Termination Arrangements and Benefits
Severance Arrangements. Mr. Mezger’s Employment Agreement and our Executive Severance Plan, in which all of our NEOs participate, provide certain severance benefits, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing when we adopted the policy or that we assume or acquire unless, in each case, any such severance arrangement is changed in a manner that materially increases its severance benefits.
Change in Control Arrangements. Since 2001, we have maintained a Change in Control Severance Plan (“CIC Plan”) that provides participants with certain benefits and accelerated equity award vesting, as discussed under “Potential Payments Upon Termination of Employment or Change in Control.” The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control, to promote management continuity, and to provide income protection if there is an involuntary loss of employment.
Death Benefits. Our Death Benefit Only Plan, in which Messrs. Mezger and Praw participate, provides a $1 million death benefit to a participant’s designated beneficiary (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the plan to new participants beginning in 2006. Only term life insurance, with a $750,000 benefit level, has been made available to incoming eligible executives, including Messrs. Kaminski, Franklin and Woram. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger.
Other Benefits. The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2016, as in prior years, our NEOs were reimbursed for qualified out-of-pocket expenses that exceed amounts payable under our standard medical, dental and vision plans. Certain of our NEOs, and other employees, also participate in our Deferred Compensation Plan (“DCP”). These market-competitive benefits are offered to attract and retain key executive talent.
Retirement Programs. The KB Home 401(k) Savings Plan (“401(k) Plan”), a qualified defined contribution plan, is the only post-employment benefit program we offer to all full-time employees. Our NEOs and certain other employees can also participate in the unfunded nonqualified DCP to defer compensation they receive. The DCP allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. As we do not provide a guaranteed rate of return under the DCP, a participant’s credited earnings depend on their investment elections. We provide a dollar-for-dollar match of 401(k) Plan and DCP contributions on up to an aggregate of 6% of a participant’s base salary. Matching contributions generally fully vest after five years of service. Deferred amounts together with any credited investment returns under the DCP are paid out to participants in a lump sum or in installments, commencing either at a participant-specified date during employment or upon termination of employment. NEO deferrals under the DCP are shown in the Non-Qualified Deferred Compensation During Fiscal Year 2016 table. We also maintain a supplemental non-qualified, unfunded retirement plan (“Retirement Plan”) for certain executives, including Mr. Mezger, whose participation is shown in the Pension Benefits During Fiscal Year 2016 table. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than cost-of-living adjustments at the same level applied to federal social security benefits), provides each participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Kenneth M. Jastrow, II, Chair	Timothy W. Finchem	Robert L. Johnson	Melissa Lora

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Jeffrey T. Mezger Chairman, President and Chief Executive Officer	2016	$1,000,000	$—	$2,400,004	$1,600,001	$3,771,237	$115,539	$70,078	$8,956,859
	2015	1,000,000	—	1,984,360	1,828,403	3,974,964	—	69,196	8,856,923
	2014	1,000,000	125,000	2,860,000	2,640,000	2,824,750	830,924	68,809	10,349,483
Jeff J. Kaminski Executive Vice President and Chief Financial Officer	2016	671,250	—	719,999	480,003	1,100,285	—	52,893	3,024,430
	2015	656,250	—	566,960	631,431	1,386,191	—	51,156	3,291,988
	2014	620,833	62,500	550,000	550,000	1,280,316	—	47,459	3,111,108
Albert Z. Praw Executive Vice President, Real Estate and Business Development	2016	556,250	—	495,005	330,001	951,323	—	45,585	2,378,164
	2015	541,250	—	417,760	439,256	1,200,439	—	43,803	2,642,508
	2014	529,167	62,500	387,500	387,500	1,123,683	—	42,979	2,533,329
Nicholas S. Franklin Executive Vice President, Strategic Operations	2016	606,250	—	660,007	440,001	615,000	—	28,518	2,349,776
	2015	379,615	106,400	566,960	631,431	393,600	—	22,861	2,100,867
Brian J. Woram Executive Vice President and General Counsel	2016	564,167	—	464,984	310,000	913,869	—	46,468	2,299,488
	2015	554,166	—	417,760	439,256	1,188,560	—	44,731	2,644,473
	2014	544,167	62,500	387,500	387,500	1,144,114	—	43,459	2,569,240

(a)
Salary. As discussed under “Base Salaries,” annual base salary levels were increased in July 2016 to the following amounts for the respective NEO: Mr. Kaminski $680,000; Mr. Praw $565,000; Mr. Franklin $615,000; and Mr. Woram $570,000.

(b)
Bonus. In 2015, Mr. Franklin received a bonus in recognition of his assuming additional operational leadership responsibilities for a significant division within our Southern California homebuilding business. For 2014, these amounts reflect additional payments related to a 2011 performance cash award program. Performance cash awards ceased being a component of NEO compensation after the 2012 program’s grants vested in 2015.

(c)
Stock Awards and Option Awards. These amounts represent the aggregate grant date fair value of stock awards (consisting of both restricted stock and PSUs) and common stock options computed as described in Note 19 — Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. They do not represent realized compensation. The 2016 stock awards represent the grant date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted. The grant date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $4,800,008; Mr. Kaminski $599,996; Mr. Praw $412,512; Mr. Franklin $550,006; and Mr. Woram $387,484.

(d)
Non-Equity Incentive Plan Compensation. The 2016 amounts reflect only annual incentive payouts. The amounts for 2015 and 2014 include the sum of applicable annual incentive and performance cash award payouts, as summarized below.

NEO	Year	Annual Incentive Payout ($)	Performance Cash Award Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
Mr. Mezger	2015	$2,488,297	$1,486,667	$3,974,964
	2014	2,034,750	790,000	2,824,750
Mr. Kaminski	2015	940,191	446,000	1,386,191
	2014	885,316	395,000	1,280,316
Mr. Praw	2015	799,039	401,400	1,200,439
	2014	728,683	395,000	1,123,683
Mr. Franklin	2015	393,600	—	393,600
	2014	—	—	—
Mr. Woram	2015	787,160	401,400	1,188,560
	2014	749,114	395,000	1,144,114

(e)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts (as applicable) reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes are tied to interest rate fluctuations and do not reflect any cash or other compensation received by Mr. Mezger. The respective amounts attributed to the change in actuarial present value in 2016, 2015 and 2014 were $115,539, $(84,667) and $830,924.

(f)	All Other Compensation. The amounts shown consist only of the following items:

•
401(k) Plan and DCP Matching Contributions. The respective aggregate 2016, 2015 and 2014 401(k) Plan and DCP matching contributions we made to our NEOs were as follows: Mr. Mezger $55,900, $55,900 and $55,600; Mr. Kaminski $40,275, $39,375 and

$35,750; Mr. Praw $33,375, $32,475 and $29,125; Mr. Franklin $15,900, $15,900 and $0; and Mr. Woram $33,850, $32,950 and $31,750.

•
Premium Payments. The respective aggregate premiums we paid for our NEOs in 2016, 2015 and 2014 on supplemental medical expense reimbursement plans and life insurance policies, as described under “Other Benefits,” were as follows: Mr. Mezger $14,178, $13,296 and $13,209; Mr. Kaminski $12,618, $11,781 and $11,709; Mr. Praw $12,210, $11,328 and $11,241; Mr. Franklin $12,618, $6,961 and $0; and Mr. Woram $12,618, $11,781 and $11,709.

Grants of Plan-Based Awards During Fiscal Year 2016

Name	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/10/2016	Annual Incentive	$750,000	$1,500,000	$6,000,000
	10/6/2016	PSUs				34,793	148,057	296,114				$2,400,004
	10/6/2016	Stock Options								274,952	$16.21	1,600,001
Mr. Kaminski	2/10/2016	Annual Incentive	340,000	680,000	2,040,000
	10/16/2016	PSUs				4,349	18,507	37,014				299,998
	10/16/2016	Restricted Stock							25,910			420,001
	10/16/2016	Stock Options								82,486	16.21	480,003
Mr. Praw	2/10/2016	Annual Incentive	282,500	565,000	1,130,000
	10/16/2016	PSUs				2,990	12,724	25,448				206,256
	10/16/2016	Restricted Stock							17,813			288,749
	10/16/2016	Stock Options								56,709	16.21	330,001
Mr. Franklin	2/10/2016	Annual Incentive	307,500	615,000	1,230,000
	10/16/2016	PSUs				3,987	16,965	33,930				275,003
	10/16/2016	Restricted Stock							23,751			385,004
	10/16/2016	Stock Options								75,612	16.21	440,001
Mr. Woram	2/10/2016	Annual Incentive	285,000	570,000	1,140,000
	10/16/2016	PSUs				2,809	11,952	23,904				193,742
	10/16/2016	Restricted Stock							16,733			271,242
	10/16/2016	Stock Options								53,272	16.21	310,000

(a)	Grant Date. The date shown for each award is the date the Compensation Committee approved the award.

(b)
Estimated Possible Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target award of shares granted). The performance measures are described under “Performance-Based Restricted Stock Units.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.

(c)
Grant Date Fair Value of Stock and Option Awards. The grant date fair value for each award is computed as described in footnote (c) to the Summary Compensation Table. The 2016 stock awards represent the grant date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2016

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Mezger	2/13/2002	102,090			$20.07	2/13/2017
	5/8/2002	44,516			25.63	5/8/2017
	10/7/2002	400,000			21.51	10/7/2017
	10/24/2003	74,667			33.24 (e)	10/24/2018
	10/24/2003	149,333			34.05 (e)	10/24/2018
	10/22/2004	80,750			40.90	10/22/2019
	10/22/2004	119,250			40.90	10/22/2019
	7/12/2007	325,050			36.19	7/12/2017
	10/4/2007	137,500			28.10	10/4/2017
	10/1/2009	489,258			15.44	10/1/2019
	8/13/2010	397,818			19.90	10/2/2018 (f)
	10/7/2010	240,000			11.06	10/7/2020
	10/7/2010	260,000			11.06	10/7/2020
	11/9/2010	412,500			28.10	10/4/2017 (f)
	10/6/2011	335,000			6.32	10/6/2021
	10/6/2011	365,000			6.32	10/6/2021
	10/10/2013	150,000			16.63	10/10/2023
	10/10/2013						182,000	$2,882,880
	10/9/2014	346,866	173,434		14.62	10/9/2024
	10/9/2014								195,622	$3,098,652
	10/8/2015	111,000	222,000		14.92	10/8/2025
	10/8/2015								133,000	2,106,720
	10/6/2016		274,952		16.21	10/6/2026
	10/6/2016								148,057	2,345,223
Mr. Kaminski	7/15/2010	45,017			11.26	7/15/2020
	10/7/2010	118,000			11.06	10/7/2020
	10/6/2011	125,000			6.32	10/6/2021
	10/10/2013	50,000			16.63	10/10/2023
	10/10/2013						27,300	432,432
	10/9/2014	72,264	36,132		14.62	10/9/2024
	10/9/2014						22,572	357,540	15,048	238,360
	10/8/2015	38,334	76,666		14.92	10/8/2025
	10/8/2015						16,000	253,440	14,000	221,760
	10/6/2016		82,486		16.21	10/6/2026
	10/6/2016						25,910	410,414	18,507	293,151

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Praw	10/6/2011	150,000			$6.32	10/6/2021
	10/10/2013	39,000			16.63	10/10/2023
	10/10/2013						22,750	$360,360
	10/9/2014	50,913	25,457		14.62	10/9/2024
	10/9/2014						15,903	251,904	10,602	$167,936
	10/8/2015	26,667	53,333		14.92	10/8/2025
	10/8/2015						12,000	190,080	10,000	158,400
	10/6/2016		56,709		16.21	10/6/2026
	10/6/2016						17,813	282,158	12,724	201,548
Mr. Franklin	10/8/2015	38,334	76,666		14.92	10/8/2025
	10/8/2015						16,000	253,440	14,000	221,760
	10/6/2016		75,612		16.21	10/6/2026
	10/6/2016						23,751	376,216	16,965	268,726
Mr. Woram	7/15/2010	79,529			11.26	7/15/2020
	10/7/2010	111,000			11.06	10/7/2020
	10/6/2011	110,000			6.32	10/6/2021
	10/10/2013	39,000			16.63	10/10/2023
	10/10/2013						22,750	360,360
	10/9/2014	50,913	25,457		14.62	10/9/2024
	10/9/2014						15,903	251,904	10,602	167,936
	10/8/2015	26,667	53,333		14.92	10/8/2025
	10/8/2015						12,000	190,080	10,000	158,400
	10/6/2016		53,272		16.21	10/6/2026
	10/6/2016						16,733	265,051	11,952	189,320

(a)	Number of Securities Underlying Unexercised Options-Unexercisable. Stock option awards generally vest in equal installment amounts (i.e., ratably) over a three-year period.

(b)
Number of Shares or Units of Stock That Have Not Vested. Includes restricted stock grants and the shares of our common stock the Compensation Committee approved for grant on February 15, 2017 pursuant to the 2013 PSUs based on our performance through the performance period, as described under “2013 PSU Awards.” Upon their approval for grant to the recipients, the earned 2013 PSU-related shares became fully vested, with no restrictions on transferability or otherwise. The restricted stock awards granted in 2014 will vest at the conclusion of the three-year vesting period from the grant date. The 2015 and 2016 restricted stock awards will vest in three equal annual installments on October 25, 2017 and 2018, and on October 25, 2017, 2018 and 2019, respectively.

(c)	Market Value of Shares That Have Not Vested. The market value shown is based on the price of our common stock on November 30, 2016, which was $15.84.

(d)
Equity Incentive Plan Awards: Number and Market Value of Unearned Units. The awards shown are the PSUs granted to our NEOs in 2014, 2015 and 2016, reflecting target award amounts as of November 30, 2016 and the market price of our common stock on November 30, 2016, was $15.84. These PSUs will vest based on our achievement of certain performance measures over an applicable three-year performance period.

(e)
As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Section 409A of the Code. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(f)
Through participation in two exchange offers that we conducted in 2010, these common stock options replaced cash-settled stock appreciation right awards that had been previously granted to the NEO as long-term incentives. Each common stock option has an exercise price equal to the replaced award’s exercise price, and the same number of underlying shares, vesting schedule and expiration date as each replaced award. The exchange offers did not include a re-pricing or any other changes impacting the value of the awards to the NEO, no additional grants or awards were made to the NEO, and the issuance of the common stock options did not result in any incremental fair value to the NEO.

Option Exercises and Stock Vested During Fiscal Year 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Mezger	500,000	$1,261,026	182,000	$3,033,940
Mr. Kaminski	—	—	50,300	810,721
Mr. Praw	—	—	41,250	665,828
Mr. Franklin	—	—	8,000	117,280
Mr. Woram	—	—	41,250	665,828

(a)	Mr. Mezger exercised his stock options granted on October 30, 2001 that were expiring on October 30, 2016.

(b)	The value realized on exercise is the difference between the market price at exercise and the option price of $13.95.

(c)	The shares reported are the total number of shares each NEO acquired upon the following three vesting events in 2016:

Name	PSUs		Restricted Stock		Restricted Stock		Total Shares
	Granted on October 10, 2013	Vested on February 15, 2017	Granted on October 10, 2013	Vested on October 10, 2016	Granted on October 8, 2015	Vested on October 25, 2016
Mr. Mezger	100,000	182,000	—	—	—	—	182,000
Mr. Kaminski	15,000	27,300	15,000	15,000	24,000	8,000	50,300
Mr. Praw	12,500	22,750	12,500	12,500	18,000	6,000	41,250
Mr. Franklin	—	—	—	—	24,000	8,000	8,000
Mr. Woram	12,500	22,750	12,500	12,500	18,000	6,000	41,250

(d)
The amount shown is the total gross dollar value realized upon the vesting of the restricted stock described above in footnote (a) to this table. Due to tax withholding obligations, however, the NEOs actually realized a lower total value.

Pension Benefits During Fiscal Year 2016

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	23	$10,162,273	$—

(a)	Number of Years of Credited Service. This is as of the valuation date. As of November 30, 2016, Mr. Mezger is fully vested in his respective Retirement Plan benefit.

(b)
Present Value of Accumulated Benefit. This amount represents the actuarial present value of the total retirement benefit that would be payable to Mr. Mezger under the Retirement Plan as of November 30, 2016. The payment of Retirement Plan benefits is described under “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit is assumed to begin as of the earliest possible date (generally the later of age 55 or the tenth anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including a 0.3% increase for fiscal year ending November 30, 2017 and an assumed 2.5% increase thereafter, until the last benefits are paid. The discount rate used to calculate the present value of the accumulated benefit shown in table was 3.50%. Mr. Mezger is entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2016, the payment to Mr. Mezger would be $11,658,417 using a 2.07% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

*	Messrs. Kaminski, Praw, Franklin and Woram are not participants in the Retirement Plan, as the plan was open for a limited period of time and closed to new participants in 2004.

Non-Qualified Deferred Compensation During Fiscal Year 2016

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$40,000	$40,000	$103,259	$—	$1,714,791
Mr. Kaminski	40,275	24,375	18,523	—	286,212
Mr. Praw	44,450	17,475	12,082	—	180,270
Mr. Franklin	—	—	—	—	—
Mr. Woram	33,850	17,950	23,685	—	339,065

(a)	Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in 2016 that they have voluntarily deferred and are included in the Summary Compensation Table.

(b)
Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our DCP and are included in the Summary Compensation Table. The DCP is discussed under “Retirement Programs.”

(c)	Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)
Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in 2016 or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. Messrs. Mezger, Kaminski, Praw and Woram are fully vested in their respective balances. A portion of these amounts was previously reported as deferred compensation in the Summary Compensation Tables in our proxy statements for our 2014 and 2015 Annual Meetings of Stockholders.

Potential Payments Upon Termination of Employment or Change in Control
Based on the terms of certain of our employee benefit plans — primarily our Executive Severance Plan and our CIC Plan — our NEOs are entitled to certain payments and other benefits if their employment is terminated under certain circumstances and/or if we experience a change in control. Mr. Mezger is also entitled to certain payments and other benefits in such circumstances under the terms of his Employment Agreement. Per Section 409A of the Code, certain payments to our NEOs would not commence for six months following a termination of employment.
Termination of Employment. If we terminate Mr. Mezger without cause or he resigns for good reason (each as defined in his Employment Agreement), or if we terminate any of the other NEOs without cause (as defined in the Executive Severance Plan), each is entitled to receive a cash severance payment equal to a multiple of base salary and average bonus. For Mr. Mezger, the severance amount is 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6.0 million. Under certain circumstances, Mr. Mezger would also receive a prorated bonus for the year in which his employment terminates. For Messrs. Kaminski, Praw, Franklin and Woram, the severance amount is 2.0 times the sum of their respective annual base salary in effect at the time of termination and average bonus. The applicable average bonus is the lesser of (a) the average of the annual cash bonuses, if any, paid to them for the three most recent completed fiscal years prior to termination (or such shorter time as any of them has been employed by us); or (b) 3.0 times annual base salary. In addition to a severance payment, each NEO is entitled to a continuation of health coverage for up to two years.
For equity awards granted to Mr. Mezger on and after the effective date of his Employment Agreement, he is entitled to (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses; (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and (c) performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months. Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.
Change in Control. If Mr. Mezger’s employment is terminated without cause (or he resigns for good reason) in connection with a change in control (generally, per his Employment Agreement, during the period starting three months before and ending twelve months after a change in control), he is entitled to (a) a severance payment as described above, except the applicable multiple is 3.0 times rather than 2.0 times and the total payment is capped at $12.0 million; and under certain circumstances, a prorated bonus for the year in which his employment terminates; (b) a continuation of health coverage for up to two years; (c) full vesting of unvested equity granted to him on or after the effective date of his Employment Agreement, with earlier equity awards governed by their respective terms and conditions; (d) performance shares paid as earned with the applicable performance period closing as of the date of the change in control; (e) full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Section 409A of the Code are permitted only as provided by the specific terms of those arrangements; and (f) an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).

If a change of control occurs, each of our other NEOs is entitled to receive (a) if in the 18-month period following a change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason (in each case, as defined in the CIC Plan), a severance benefit of 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs; and (b) accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him. While Mr. Mezger is a participant in the CIC Plan, he is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12.0 million.
In addition, under the CIC Plan, only Mr. Mezger and six other senior executives are currently eligible to potentially receive an additional tax restoration amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including all of the other NEOs, even though they are participants under the CIC Plan.
Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested common stock options provide for accelerated vesting upon the recipient’s retirement, death or disability, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards provide for accelerated vesting upon the recipient’s death or disability, as defined under the agreements. The individual award agreements governing outstanding PSU awards provide for pro-rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon the recipient’s death or disability, as defined under the agreements; provided in each case that payout, if any, is delayed until the performance period is completed. In addition, different provisions govern the length of time a recipient has to exercise a common stock option after termination of employment, depending on the reason for termination. For example, the exercise period may be limited to five days in the case of a termination for cause; while for retirement, death or disability, the exercise period may be the end of common stock option’s original term.
Our DCP provides for full vesting of benefits if there is a change in control or disability, as those terms are defined under the plan, or death. Our Retirement Plan provides that a participant will immediately receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of the participant’s plan benefits if there is a change in control or death. Our Death Benefit Only Plan provides for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused by the distribution of the insurance contract and the additional amount, if there is a change in control as defined in the plan. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described under “Death Benefits.”
The tables below show payments our NEOs may receive assuming various employment termination and change in control scenarios occurred on November 30, 2016; accordingly, equity awards are valued using the price of our common stock on that date, which was $15.84. The amounts shown do not include the value of vested and unexercised stock options reported in the Outstanding Equity Awards at Fiscal Year-End 2016 table, accrued Retirement Plan and DCP amounts reported in the Pension Benefits During Fiscal Year 2016 table and the Non-Qualified Deferred Compensation During Fiscal Year 2016 table (and associated footnotes), respectively, term life insurance benefits, or generally available employee benefits.

Post-Employment Payments — Mr. Mezger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$8,416,182	$—	$12,664,729	$—	$—
Long-term Incentives (a)
Stock Options	415,828	—	415,828	415,828	415,828	415,828	415,828
PSUs	5,775,750	—	8,208,042	8,208,042	8,208,042	10,664,013	10,664,013
Death Benefit Only Plan (b)	—	—	—	1,079,483	1,079,483	1,909,607	—
Health Benefits (c)	—	—	69,418	—	69,418	—	—
Credited Vacation (d)	76,923	76,923	76,923	—	76,923	76,923	76,923
Excise Tax Restoration (e)	—	—	—	—	7,234,630	—	—
Total	$6,268,501	$76,923	$17,186,393	$9,703,353	$29,749,053	$13,066,371	$11,156,764

(a)
Assumes for the applicable scenarios that Mr. Mezger’s 2013 PSUs pay out at 182% of the target value and that all other outstanding grants pay out at 100% of the target values. Except for the death and disability scenarios, assumes that (i) Mr. Mezger’s 2016 PSUs would have no value as the performance period would not have started by November 30, 2016; and (ii) Mr. Mezger’s termination would be considered a retirement under the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Mezger would receive full payout of his 2013 PSUs (at 182% of target), a prorated portion (two-thirds) of his 2014 PSUs and (one-third) of his 2015 PSUs based on his months of service through November 30, 2016 and our actual performance through the end of the respective performance periods.

(b)
Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefit as of November 30, 2016 is approximately $684,984 based on a 4.22% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2016 generational projection scales for life expectancy (consistent with mortality tables and rates used for Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2016 of $527,099, and an estimated income- and payroll-related tax restoration payment of $552,384.

(c)	Assumes we make 24 months of contributions for health benefits using current COBRA rates of approximately $2,892 per month.

(d)	Assumes payout of 160 hours of vacation benefits as Mr. Mezger is credited with this number of vacation hours during his employment with us, regardless of actual vacation time taken.

(e)
Based on Mr. Mezger’s five-year historical average compensation, Mr. Mezger is assumed under this scenario to be entitled to a hypothetical excise tax restoration payment under his Employment Agreement. Whether or not Mr. Mezger will be assumed to be entitled to such a payment will depend on his then-five-year average compensation, his future compensation and other factors. Under his Employment Agreement, we will provide Mr. Mezger with such a tax restoration payment to compensate him for any excise taxes under Section 280G on payments due in connection with a change in control. For purposes of calculating the amounts shown, the following major assumptions are used: (i) stock options paid out based on a value of $15.84 less applicable exercise prices, and other equity awards valued with a fair market value of $15.84; (ii) accelerated payment of Retirement Plan and Death Benefit Only Plan benefits, a bonus specified in his Employment Agreement that is payable in lieu of a 2016 fiscal year annual incentive, and his 2013 PSUs, in each case valued using Treas. Reg. Section 1.280G-1 Q&A 24(b); and (iii) prorated portions (two-thirds) of his 2014 PSUs and (one-third) of his 2015 PSUs considered reasonable compensation for services performed prior to the change in control.

Post-Employment Payments — Mr. Kaminski
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$3,211,805	$—	$3,083,749	$—	$—
Long-term Incentives (a)
Stock Options	—	—	—	114,614	114,614	114,614	114,614
Restricted Stock	—	—	—	1,021,395	1,021,395	1,021,395	1,021,395
PSUs	—	—	—	906,561	906,561	1,211,902	1,211,902
Health Benefits (b)	—	—	63,531	—	—	—	—
Total	$—	$—	$3,275,336	$2,042,570	$5,126,319	$2,347,911	$2,347,911

(a)
Assumes for the applicable scenarios that Mr. Kaminski’s 2013 PSUs pay out at 182% of the target value and that all other outstanding grants pay out at 100% of the target values. Except for the death and disability scenarios, assumes that Mr. Kaminski’s 2016 PSUs would have no value as the performance period would not have started by November 30, 2016.

(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,647 per month.

Post-Employment Payments — Mr. Praw
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,735,598	$—	$2,659,487	$—	$—
Long-term Incentives (a)
Stock Options	80,124	—	80,124	80,124	80,124	80,124	80,124
Restricted Stock	—	—	—	724,141	724,141	724,141	724,141
PSUs	536,720	—	536,720	697,725	697,725	907,870	907,870
Death Benefit Only Plan (b)	—	—	—	1,296,967	1,296,967	1,909,607	—
Health Benefits (c)	—	—	53,087	—	—	—	—
Total	$616,844	$—	$3,405,529	$2,798,957	$5,458,444	$3,621,742	$1,712,135

(a)
Assumes for the applicable scenarios that Mr. Praw’s 2013 PSUs pay out at 182% of the target value and that all other outstanding grants pay out at 100% of the target values. Except for the death and disability scenarios, assumes that (i) Mr. Praw’s 2016 PSUs would have no value as the performance period would not have started by November 30, 2016; and (ii) Mr. Praw’s termination would be considered a retirement under the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Praw would receive full payout of his 2013 PSUs (at 182% of target), a prorated portion (two-thirds) of his 2014 PSUs and (one-third) of his 2015 PSUs based on his months of service through November 30, 2016 and our actual performance through the end of the respective performance periods.

(b)
Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefit as of November 30, 2016 is approximately $884,809 based on a 4.22% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2016 generational projection scale tables for life expectancy (consistent with mortality tables and rates used for ASC 715 valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2016 of $633,293 and an estimated income and payroll-related tax restoration payment of $663,673 associated with the distribution of the policies, valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,212 per month.

Post-Employment Payments — Mr. Franklin
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,230,000	$—	$2,200,000	$—	$—
Long-term Incentives (a)
Stock Options	—	—	—	70,533	70,533	70,533	70,533
Restricted Stock	—	—	—	629,656	629,656	629,656	629,656
PSUs	—	—	—	223,510	223,510	501,323	501,323
Health Benefits (b)	—	—	63,531	—	—	—	—
Total	$—	$—	$2,293,531	$923,699	$3,123,699	$1,201,512	$1,201,512

(a)	Except for the death and disability scenarios, assumes that Mr. Franklin’s 2016 PSUs would have no value as the performance period would not have started by November 30, 2016.

(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,647 per month.

Post-Employment Payments — Mr. Woram
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,698,063	$—	$2,644,452	$—	$—
Long-term Incentives (a)
Stock Options	—	—	—	80,124	80,124	80,124	80,124
Restricted Stock	—	—	—	707,034	707,034	707,034	707,034
PSUs	—	—	—	697,725	697,725	895,372	895,372
Health Benefits (b)	—	—	63,531	—	—	—	—
Total	$—	$—	$2,761,594	$1,484,883	$4,129,335	$1,682,530	$1,682,530

(a)
Assumes for the applicable scenarios that Mr. Woram’s 2013 PSUs pay out at 182% of the target value and that all other outstanding grants pay out at 100% of the target values. Except for the death and disability scenarios, assumes that Mr. Woram’s 2016 PSUs would have no value as the performance period would not have started by November 30, 2016.

(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,647 per month.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on the following resolution to approve our NEOs’ 2016 fiscal year compensation:
RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion set forth in this Proxy Statement.

Voting Standard
This non-binding advisory resolution will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

We believe that our CEO’s and each of our other NEO’s 2016 fiscal year compensation was well-aligned with our performance and stockholders’ interests, as detailed under “Compensation Discussion and Analysis.” In considering this advisory vote, we encourage you to read that section of this Proxy Statement. We also believe that the design and implementation of our executive compensation programs reflect our longstanding significant outreach to, and positive interactions with, our stockholders over the past few years. In turn, our stockholders have provided a very high level of support for our programs, with approximately 95% of the shares of our common stock present or represented at our 2016 Annual Meeting of Stockholders in favor of the advisory vote on our NEOs’ 2015 fiscal year compensation.
Although it is not binding, we and the Board welcome our stockholders’ views on our NEOs’ compensation and, as in past years, will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use, application or effect for or on behalf of KB Home or its stockholders outside of this Annual Meeting except as permitted by the Board.
BOARD RECOMMENDATION: FOR APPROVAL OF NEO COMPENSATION

ADVISORY VOTE ON FREQUENCY OF THE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTE

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on whether to hold an advisory vote to approve NEO compensation annually, biennially or triennially. The Board recommends that the NEO compensation advisory vote be held annually as part of our annual stockholders meetings, as is currently the case. Your vote on this proposal is not a vote to approve or to vote against the Board’s recommended frequency. Rather, we are seeking an advisory vote on the following resolution:

Voting Standard
The frequency option (i.e., annual, biennial or triennial) that receives a plurality of votes cast on this non-binding advisory resolution will be deemed the preferred option of our stockholders.

RESOLVED, that the stockholders of KB Home, on an advisory basis, prefer that an advisory vote on the compensation of KB Home’s named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934 be provided to stockholders (a) annually, (b) biennially, or (c) triennially.

You may cast your advisory vote as to your preferred frequency by choosing any one of the following three options: annually; biennially; or triennially. You may also abstain from voting on this item. The Board believes an annual advisory vote can provide relatively timely feedback on the design and implementation of our executive compensation programs. At our 2011 Annual Meeting of Stockholders, the last time our stockholders considered this item, an annual advisory vote received the highest number of votes. As an advisory vote, however, the outcome is not binding on us or the Board, and the Board may decide to hold an advisory vote to approve NEO compensation more or less frequently than the deemed preferred option.
BOARD RECOMMENDATION: FOR AN ANNUAL NEO COMPENSATION ADVISORY VOTE

AUDIT MATTERS
Ratify Ernst & Young LLP’s Appointment as Independent Auditor

Based on its evaluation of Ernst & Young LLP’s performance during our 2016 fiscal year, as well as the firm’s proposed fees (on an absolute basis and relative to the fees incurred by our homebuilder peers), qualifications, and the audit efficiencies that reflect its 26 years of service as our Independent Auditor, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2017. The Audit Committee believes this appointment is in our and our stockholders’ best interests.
We are seeking stockholder ratification of this appointment.

Voting Standard
The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement. If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.
BOARD RECOMMENDATION: FOR RATIFYING ERNST & YOUNG LLP’S APPOINTMENT
Independent Auditor Fees and Services
Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended ($000s)
In 2016 and 2015, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees in both years included 401(k) Plan audits and accounting consultations.

	2016	2015
Audit Fees	$1,134	$1,117
Audit-Related Fees	42	42
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,176	$1,159
The Audit Committee has established a policy that requires it to pre-approve all services our independent registered public accounting firm provides to us, including audit, audit-related, tax and other permitted non-audit services. While the Audit Committee usually pre-approves each specific service and a corresponding fee amount, under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform certain types of services up to specific fee limits, and the Audit Committee Chair can pre-approve services subject to a specific per-engagement fee limit. The Chair must report to the Audit Committee any pre-approvals granted under this delegated authority. The Audit Committee approved all services Ernst & Young LLP provided in 2016 and 2015 and the corresponding fees (as shown in the table above) in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee acts under a written charter. Under its charter, the Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities relating to, among other things, KB Home’s corporate accounting and reporting practices, including the quality and integrity of its financial statements and reports, and its internal control over financial reporting and disclosure controls and procedures. All Audit Committee members are independent.
In carrying out its role, the Audit Committee, among other activities:
• conducts at each regular meeting separate executive sessions with KB Home’s chief financial officer; chief accounting officer; chief legal officer; internal audit department head; and Independent Auditor, Ernst & Young LLP, to discuss matters relevant to their respective duties and roles.
• annually reviews and approves the internal audit department’s audit plan, and receives quarterly updates on its performance and results.
• oversees management’s performance of an annual enterprise risk management assessment, and discusses with management identified significant risks in KB Home’s business and operations, along with corresponding mitigating factors, and receives periodic updates upon request or as deemed appropriate.
• reviews and discusses with management KB Home’s quarterly and annual periodic reports before they are filed with the Securities and Exchange Commission.
• receives and discusses quarterly management reports on the structure and testing of KB Home’s system of internal control over financial reporting, and management’s assessment of the system’s effectiveness.
• receives and discusses regular reports from the chief legal officer and senior compliance executives on material legal, compliance and ethics matters, and from Ernst & Young LLP on the results of its audit and internal control evaluation activities.
Management is primarily responsible for KB Home’s financial statements, the financial reporting process and assurance for the adequacy of internal control over financial reporting. Ernst & Young LLP, as KB Home’s Independent Auditor, is responsible for performing an independent audit of KB Home’s financial statements and internal control over financial reporting. Ernst & Young LLP is also responsible for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.

Per its charter, the Audit Committee is responsible for the appointment (with consideration given to ratification by our stockholders), compensation, engagement terms, retention (or termination, if appropriate) and oversight of the work of the Independent Auditor, which reports directly to the Audit Committee. The Audit Committee also:
• evaluates the Independent Auditor’s qualifications, independence and effectiveness, and presents its evaluation to the Board, which it did in January 2017. From this evaluation, which is discussed under “Ratify Appointment of Independent Auditor,” the Audit Committee appointed Ernst & Young LLP as KB Home’s independent registered public accounting firm for the fiscal year ending November 30, 2017.
• reviews and discusses with the Independent Auditor the scope and plan of its independent audit of KB Home’s financial statements and internal control over financial reporting.
• receives direct reports from the Independent Auditor describing, among other things, the applicable critical accounting policies and practices in the firm’s audit.
• approved in 2015 the appointment of the current lead audit partner for Ernst & Young LLP.
In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP KB Home’s audited financial statements. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board concerning its independence, and has discussed with Ernst & Young LLP its independence from KB Home and KB Home’s management.
In reliance on the reviews, reports, activities and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016, for filing with the Securities and Exchange Commission.
This report is respectfully submitted by the members of the Audit Committee:
Melissa Lora, Chair
Dr. Stuart A. Gabriel
Dr. Thomas W. Gilligan
Robert L. Patton, Jr.
Michael M. Wood

ANNUAL MEETING, VOTING AND OTHER INFORMATION
Holders of record of the 85,147,549 shares of our common stock that were outstanding at the close of business on the record date (February 10, 2017) are entitled to one vote for each share held. The GSOT trustee will vote the 9,431,756 shares of our common stock that the GSOT held on the record date based on the instructions received from eligible employees who hold unexercised common stock options under our employee equity compensation plans, as discussed under “Ownership of KB Home Securities.” Accordingly, a total of 94,579,305 shares are entitled to vote at the Annual Meeting.
For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker or financial institution does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business, which will apply for all Annual Meeting matters other than ratifying the appointment of our Independent Auditor. Therefore, if you are a beneficial owner, you must instruct your broker or financial institution on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.
Voting Your Shares. Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described below. If you vote via the Internet or telephone, you do not need to return a proxy/voting instruction form by mail. Polls will close shortly after the Annual Meeting is called to order. There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

	Holders of Record	Beneficial Holders	Plan Participant Holders
How to Vote
If your shares are registered directly in your name with our transfer agent, Computershare Inc., you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic proxy form you receive from Computershare.

If your shares are held in “street name” by a broker or other holder of record, you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic voting instruction form you receive from such holder of record.

If you have shares in the KB Home Stock Fund in the 401(k) Plan or the GSOT, you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic proxy form you receive from Computershare.

Voting Deadline	You may vote via the Internet and telephone until 11:59 p.m., Eastern Time, on April 12, 2017.	Your broker or other holder of record sets the applicable proxy voting deadlines.	You may vote via the Internet and telephone until 11:59 p.m., Eastern Time, on April 11, 2017.
Voting in Person	You (or someone designated by a signed legal proxy) may vote in person at the Annual Meeting.	You must obtain a legal proxy from your broker or other holder of record and present it with your ballot.	You must obtain a legal proxy from the applicable plan trustee and present it with your ballot.
Changing Your Vote	You may revoke voting instructions before polls close by submitting a later vote in person, or via the Internet, telephone or mail before the above-listed deadline.	You must contact your broker or other holder of record to revoke any prior voting instructions.	You may revoke voting instructions before polls close by submitting a later vote in person, or via the Internet, telephone or mail before the above-listed deadline.
Voting Standards
The applicable voting standard for each item of business at the Annual Meeting is described on the first page on which the item is discussed in this Proxy Statement. Any other item of business properly presented at the Annual Meeting will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting. Shares that are not present or represented at the Annual Meeting, broker non-votes and abstentions will not affect the outcome of the election of directors or the advisory vote on frequency of the NEO compensation advisory vote. While shares that are not present or represented at the Annual Meeting and broker non-votes will not affect the outcomes for any other items of business at the Annual Meeting, abstentions will have the effect of an “against” vote on such items.

The named proxies for the Annual Meeting — Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends as to any such submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their discretion, including upon any motion to adjourn or postpone all or any portion of the Annual Meeting. We have engaged our transfer agent to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.
Proxy Solicitation Costs. We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing proxy materials to their principals. We have hired Georgeson LLC, a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials. For its services, we will pay Georgeson a fee of $9,000, plus reimbursement of out-of-pocket expenses.

Internet Availability of Proxy Materials and Governance Documents. The proxy materials for the Annual Meeting are being made available primarily via the Internet at www.kbhome.com/investor/proxy in order to speed their delivery to our stockholders, to contain costs and to reduce the impact on the environment from printing and mailing them. In addition, beginning March 3, 2017, we mailed the Notice of Internet Availability to stockholders, which provides instructions on how to access and view the proxy materials, and to vote via the Internet or telephone. To request a printed copy of our proxy materials, follow the instructions on the notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive them and a notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking and returning a notice.
Our Certificate of Incorporation, By-Laws, Corporate Governance Principles, charters for all Board Committees and Ethics Policy are available online for viewing, printing or downloading at www.kbhome.com/investor/corporategovernance. These documents are also available in print upon request.
Admission to the Annual Meeting. Only stockholders on February 10, 2017, authorized proxy holders of such stockholders and invited guests of the Board may attend the Annual Meeting in person. Picture identification (such as a valid driver’s license or passport) and an admission ticket will be required to attend. A professional business dress code will be observed, and attendees may be subject to a security check. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted unless we approve any such items in advance. Additional rules of conduct will apply at the meeting.
To obtain an admission ticket to the meeting, please send your written request to William A. (Tony) Richelieu, Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024, or to investorrelations@kbhome.com. We must receive written ticket requests by Friday, March 31, 2017. In your request, please include the address where your admission ticket should be mailed, any special assistance needs, and the following information:

Holders of Record	Beneficial Holders
A copy of a proxy/voting instruction form or Notice of Internet Availability showing your name and address. If you are appointing an authorized proxy representative, also include the representative’s name, mailing address and contact telephone number and a copy of the signed legal proxy.

A copy of a voting instruction form from a broker or other holder of record showing your name and address, or a broker letter verifying record date ownership and a copy of a brokerage account statement showing your KB Home stock ownership on the record date.

Stockholder Proposals for Our 2018 Annual Meeting of Stockholders. To be included in the proxy statement and form of proxy for our 2018 Annual Meeting of Stockholders, we must receive any proposal of a stockholder intended to be presented at that meeting no later than November 3, 2017. Further, per our By-Laws, the Board-designated proxies for that meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal between December 14, 2017 and January 13, 2018.
Communicating with the Board. As set forth in our Corporate Governance Principles, any interested party may write to the Board, to the Chairman of the Board, to the Lead Independent Director or to any director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

ANNEX 1 — RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
This Proxy Statement contains information about a financial measure — Adjusted Pretax Income — that is not calculated in accordance with GAAP. We believe this non-GAAP financial measure is relevant and useful for purposes of this Proxy Statement in understanding our 2016 fiscal year performance in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described under “2016 Annual Incentives.” However, because Adjusted Pretax Income is not calculated in accordance with GAAP, it may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to measures prescribed by GAAP. Rather, Adjusted Pretax Income should be used to supplement its most directly comparable GAAP financial measure in order to provide a greater understanding of our performance and 2016 fiscal year annual incentive payouts to our NEOs.
The table below reconciles our total pretax income calculated in accordance with GAAP to Adjusted Pretax Income (dollars in thousands):

For the Fiscal Year Ended November 30, 2016
Total pretax income	$149,315
Incentive and variable compensation expense	38,009
Inventory impairment and land option contract abandonment charges	46,726
Adjusted Pretax Income	$234,050

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding incentive and variable compensation expense and inventory impairment and land option contract abandonment charges. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

KB HOME
ANNUAL MEETING OF STOCKHOLDERS
APRIL 13, 2017

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
Chairman, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 13, 2017: You may access and download copies of KB Home's 2016 Annual Report and 2017 Proxy Statement at http://www.kbhome.com/investor/proxy

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

KB HOME®

Proxy — KB HOME

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 13, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home ("Company") of which the undersigned would be entitled to direct the vote if personally present at the 2017 Annual Meeting of Stockholders of the Company to be held on April 13, 2017, and at any and all adjournments or postponements thereof ("Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2, "ANNUAL" for Item 3 and "FOR" Item 4, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the Company's Amended and Restated 401(k) Savings Plan ("Plan") and/or if the undersigned is entitled to direct the vote of shares held by the Company's Grantor Stock Ownership Trust ("Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 10, 2017 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee, "FOR" Item 2, "ANNUAL" for Item 3 and "FOR" Item 4, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 12, 2017 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 11, 2017 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Continued and to be marked, dated and signed, on the other side)

KB HOME

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by the applicable deadline stated on the other side of this form.

Vote by Internet

- Go to **www.investorvote.com/KBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — YOUR BOARD RECOMMENDS A VOTE "FOR" EACH OF THESE DIRECTOR NOMINEES.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Timothy W. Finchem	☐	☐	☐	1.2 - Dr. Stuart A. Gabriel	☐	☐	☐	1.3 - Dr. Thomas W. Gilligan	☐	☐	☐
1.4 - Kenneth M. Jastrow, II	☐	☐	☐	1.5 - Robert L. Johnson	☐	☐	☐	1.6 - Melissa Lora	☐	☐	☐
1.7 - Jeffrey T. Mezger	☐	☐	☐	1.8 - Robert L. Patton, Jr.	☐	☐	☐	1.9 - Michael M. Wood	☐	☐	☐

+

YOUR BOARD RECOMMENDS AN ANNUAL VOTE FOR THIS ITEM

	Annual	Biennial	Triennial	Abstain
3. Advisory vote on frequency of the named executive officer compensation advisory vote.	☐	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon any other matter that may properly come before the Meeting or any and all adjournments or postponements thereof, including upon any motion to adjourn or postpone all or any portion of the Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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